Exhibit 2.1
EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
SPANSION LLC
and
SKYWATER TECHNOLOGY, INC.
dated as of February 25, 2025

TABLE OF CONTENTS

Section 1.1.    Definitions    6
Section 1.2.    Other Definitions    20
ARTICLE II. PURCHASE AND SALE    22
Section 2.1.    Sale and Purchase of Interests    22
Section 2.2.    Purchase Price    22
Section 2.3.    Closing    22
Section 2.4.    Sample Net Working Capital Calculation; Operating Expenses; Estimated Statement; Closing Statement.    23
Section 2.5.    Intended Tax Treatment; Purchase Price Allocation    26
Section 2.6.    Withholding    27
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER    27
Section 3.1.    Organization; Qualification; the Company    27
Section 3.2.    Capitalization of the Company    28
Section 3.3.    Authorization; Validity    28
Section 3.4.    No Conflicts    28
Section 3.5.    Acquired Assets    29
Section 3.6.    Financial Statements    29
Section 3.7.    WIP Inventory    30
Section 3.8.    Absence of Changes    30
Section 3.9.    Contracts    30
Section 3.10.    Litigation    32
Section 3.11.    Consents and Approvals    32
Section 3.12.    Brokers    32
Section 3.13.    Compliance with Laws    32
Section 3.14.    Taxes    32
Section 3.15.    Employee and Labor Matters    36
Section 3.16.    Benefit Plans    38
Section 3.17.    Real Property    39
Section 3.18.    Environmental Matters    41

Section 3.19.    Privacy and Information Security    43
Section 3.20.    Intellectual Property    44
Section 3.21.    Material Suppliers    44
Section 3.22.    NSA Compliance    45
Section 3.23.    No Other Representations or Warranties    45
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER    45
Section 4.1.    Organization    45
Section 4.2.    Authorization; Validity    45
Section 4.3.    No Conflicts    45
Section 4.4.    Consents and Approvals    46
Section 4.5.    Brokers    46
Section 4.6.    Financing    46
Section 4.7.    Solvency    47
Section 4.8.    CFIUS Foreign Person Status    47
Section 4.9.    Litigation    47
ARTICLE V. TAX MATTERS    48
Section 5.1.    Tax Returns    48
Section 5.2.    Straddle Period Taxes    48
Section 5.3.    Tax Contests    48
Section 5.4.    Post-Closing Actions    49
Section 5.5.    Cooperation    49
Section 5.6.    Tax Refunds    49
ARTICLE VI. COVENANTS    50
Section 6.1.    Availability of Records; Information; Access to Facility; Cooperation    50
Section 6.2.    Ordinary Conduct of Business    50
Section 6.3.    Employee Matters    52
Section 6.4.    Transfer Taxes.    57
Section 6.5.    Use of Seller Name and Trademarks    57
Section 6.6.    Finished Goods Inventory    58
Section 6.7.    Further Assurances    58

Section 6.8.    Third Party Consents    58
Section 6.9.    Efforts to Obtain CMA Approval    58
Section 6.10.    Misallocated Assets and Misdirected Payments    60
Section 6.11.    Pre-Closing Restructuring    60
Section 6.12.    Financing.    62
Section 6.13.    Preparation of Financial Statements    64
Section 6.14.    Ancillary Documents    65
Section 6.15.    Bank Guarantee Costs    66
ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE    66
Section 7.1.    Conditions Precedent to Each Party’s Obligation to Close    66
Section 7.2.    Conditions Precedent to Buyer’s Obligation to Close    66
Section 7.3.    Conditions Precedent to Seller’s Obligation to Close    67
ARTICLE VIII. TERMINATION    68
Section 8.1.    Termination    68
Section 8.2.    Termination Procedure    68
ARTICLE IX. INDEMNIFICATION AND SURVIVAL    69
Section 9.1.    Indemnification by Seller.    69
Section 9.2.    Indemnification by Buyer    70
Section 9.3.    Notice and Defense of Claims; Settlements    70
Section 9.4.    Survival    71
Section 9.5.    Exclusive Remedy    72
Section 9.6.    Exculpation; Limitation on Liability    73
ARTICLE X. MISCELLANEOUS    73
Section 10.1.    Assignment    73
Section 10.2.    No Public Announcements    73
Section 10.3.    Expenses    73
Section 10.4.    Severability    73
Section 10.5.    Amendment; Entire Agreement    74
Section 10.6.    No Third Party Beneficiaries    74
Section 10.7.    Waiver    74

Section 10.8.    Governing Law    74
Section 10.9.    Consent to Jurisdiction    74
Section 10.10.    Waiver of Jury Trial    75
Section 10.11.    Specific Performance    75
Section 10.12.    Counterparts    75
Section 10.13.    Notices    76
Section 10.14.    Construction    77
Section 10.15.    Attorney-Client Privilege    78
Section 10.16.    Performance of Obligations by Affiliates    79
Section 10.17.    Bulk Sales Waiver    79
Section 10.18.    Debt Financing Sources    79

LIST OF SCHEDULES*

Schedule 1.1(a)    Accounting Principles
Schedule 1.1(b)    Assigned Contracts
Schedule 1.1(c)    Excluded Purchase Orders
Schedule 1.1(d)    Excluded Furniture and Equipment
Schedule 1.1(e)    Knowledge of Seller
Schedule 1.1(f)    NSA Description
Schedule 2.4(a)    Sample Net Working Capital Calculation
Schedule 2.4(b)    Sample Proration Schedule
Schedule 3.15(a)    Business Employees
Schedule 6.2        Ordinary Conduct of Business
Schedule 6.3(d)    Retention Incentive Program
Schedule 6.11        Pre-Closing Restructuring Plan

* Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K.

LIST OF EXHIBITS*
Exhibit A        Foundry Services Agreement
Exhibit B    Intellectual Property License Agreement
Exhibits C-1 and C-2    Leaseback Agreement Term Sheets
Exhibit D    Front-End of the Transition Services Agreement
Exhibit E    Title Insurance Affidavit
Exhibit F    Wire Instructions
Exhibit G    Description of the Land

Exhibit H    Notice of Transfer of Employment
Exhibit I    Allocation Principles
Exhibit J    Special Warranty Deed

* Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K.

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 25, 2025, is entered into by and between Spansion LLC, a Delaware limited liability company (“Seller”), and SkyWater Technology, Inc., a Delaware corporation (“Buyer”). Seller and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and each individually as a “Party”. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in ARTICLE I or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, prior to the Closing, Seller will form a new Delaware limited liability company (the “Company”);
WHEREAS, pursuant to the Pre-Closing Restructuring, Seller desires to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and Seller will cause the Company to accept, free and clear of all Encumbrances, other than Permitted Encumbrances, the Acquired Assets, and in connection therewith, Seller shall cause the Company to agree to accept and assume all Assumed Liabilities, all on the terms set forth herein; and
WHEREAS, after the consummation of the Pre-Closing Restructuring, Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, all of the issued and outstanding Interests, on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to create a legal contract and to be legally bound hereby, the Parties agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
Section 1.1.Definitions. For the purposes of this Agreement, the following words and phrases shall have the meanings set forth in this Section 1.1:
“Accounting Firm” means PricewaterhouseCoopers LLP or one of its Affiliates or, if PricewaterhouseCoopers LLP or one of its Affiliates is unwilling to serve, such independent public accounting firm as mutually agreed to by Buyer and Seller.
“Accounting Principles” means the accounting principles, policies and methodologies set forth on Schedule 1.1(a) hereto, which will, for the avoidance of doubt, exclude Tax assets and all deferred or income Tax liabilities.

“Acquired Assets” means, as the same shall exist immediately prior to the Closing, all of the following specified assets and properties of Seller or its Affiliates, as applicable, but excluding the Excluded Assets, free and clear of any Encumbrances except for Permitted Encumbrances:
(a)    all WIP Inventory;
(b)    the Real Property;
(c)    the facility complex consisting of the buildings and other Improvements located at the Real Property (the “Facility”);
(d)    all Furniture and Equipment;
(e)    all Books and Records; provided, that with respect to any such Books and Records, the Seller Group shall be permitted to keep (i) one (1) copy of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (ii) copies of such books and records or other materials to the extent they are relevant to any Excluded Asset or Excluded Liability and (iii) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;
(f)    all personnel and employment records for Transferred Employees, including but not limited to such records as are needed for Buyer to satisfy its obligations under Section 6.3;
(g)    any sales and property Tax Returns exclusively related to the Acquired Assets and all Company Separate Returns;
(h)    all Permits, to the extent transferable, and all rights and incidents of interest therein;
(i)    (i) the Contracts of Seller or Seller’s Affiliates set forth on Schedule 1.1(b) hereto and (ii) any outstanding purchase orders to the extent exclusively related to the Operations (other than the purchase orders set forth on Schedule 1.1(c) hereto) (clauses (i) and (ii), the “Assigned Contracts”); and
(j)    the membership interests of the JV that are owned by Seller.
“Action” means any claim, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to a specified Person, (a) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any other Person that owns, beneficially, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock, shares, equity interests or voting rights of such Person; provided, that, from and after the Closing, (a) none of the Company or the JV shall be considered an Affiliate of any member of the Seller Group, (b) no member of the Seller Group shall be considered an Affiliate of the Company or the JV and (c) no member of the Seller Group shall be considered an Affiliate of Buyer or any of its Affiliates, and neither Buyer nor any of its Affiliates shall be considered an Affiliate of any member of the Seller Group. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” or “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, membership interests or other equity interests, by Contract or otherwise.
“Ancillary Documents” means the Foundry Services Agreement, the IP Agreement, the Leaseback Agreement, the Transition Services Agreement and the Consignment Agreement.
“Assumed Liabilities” means:
(a)    all Liabilities (including, without limitation, all accounts payable and other current liabilities) resulting from or related to the Acquired Assets or the Operations, arising on or after the Closing;
(b)    all Liabilities (including, without limitation, all accounts payable and other current liabilities) resulting from the Assigned Contracts, arising on or after the Closing;
(c)    all Liabilities for Taxes on or in respect of the Acquired Assets, the Operations, or the Company, other than the Excluded Taxes;
(d)    Buyer’s share of any Transfer Taxes;
(e)    all Liabilities for incremental property Taxes attributable to any reassessment of the Real Property for property Tax purposes;
(f)    all Liabilities, whether arising prior to, on or after the Closing, relating to, arising out of or resulting from (i) the candidacy for employment or services of each job candidate, (ii) the termination of employment or services of each employee or service provider and (iii) the employment or engagement of each current and former employee and service provider, in each case with respect to clauses (i) to (iii), who sought to provide, provides or provided services to the Operations (including, without limitation, the Business Employees), but excluding Liabilities under or relating to any Benefit Plans except for those Liabilities that Buyer specifically assumes pursuant to Section 6.3;
(g)    any and all accounts payable and other current liabilities included in the calculation of Net Working Capital as of the Measurement Time, whether arising prior to, on or after the Closing;

(h)    any and all Operating Expenses that are allocable to a period on or after the Measurement Time; and
(i)    all Liabilities arising from or related to the aggravation or exacerbation of any environmental conditions after the Closing Date.
“Benefit Plan” means any plan, program, arrangement or agreement providing for severance or retention benefits, profit sharing, bonuses or commissions, stock options, stock appreciation, stock purchase or other equity related rights, current compensation, incentive or deferred compensation, change in control benefits, vacation benefits, health or medical benefits, dental benefits, life insurance benefits, dependent care assistance benefits, employee assistance programs, disability benefits, workers’ compensation benefits or postemployment or retirement benefits and any material fringe benefits (excluding any plans, programs or arrangements mandated by applicable Law) (a) that is sponsored, maintained or contributed to, or required to be maintained or contributed to by Seller or its Affiliates (including the Company) for the benefit of the Business Employees, or any current or former dependent or beneficiary thereof, or (b) for which Seller or the Company may have any liability with respect to any Business Employee.
“Books and Records” means (other than any Tax Returns of any member of the Seller Group (or any portion of any Tax Return of any member of the Seller Group) and other than any books and records related to Taxes that are pertinent to the Acquired Assets or the Assumed Liabilities, but are not exclusively related to the Acquired Assets) any and all business records, financial books and records, minute books, stock record books, supplier lists, studies, regulatory filings, operating data and plans, functional requirements, operating instructions, logic manuals and flow charts, user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), and other similar materials, in each case, (a) related primarily to the Operations; (b) relating primarily to the Real Property; or (c) without duplication of clause (a) or (b), to the extent primarily used or held for use with the Acquired Assets, but in each case excluding any Contracts and documentation to the extent relating to any Excluded Assets; which shall include, without limitation, the following accounting records: intercompany billing records, inventory costing records, movement of inventory records, and the ERP data files, in each case for the Facility (and not other facilities of Seller or its Affiliates) for the current fiscal year in which the Closing occurs and each of the two fiscal years prior to the Closing.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Austin, Texas or Neubiberg, Germany are authorized or required by Law to close.
“Business Employees” means the employees set forth on Schedule 3.15(a) hereto.
“Buyer Credit Agreement” means that certain Loan and Security Agreement, dated as of December 28, 2022, by and among Siena Lending Group LLC and Siena, GRC SPV Investments, LLC, as lenders, SkyWater Technology Foundry, Inc., a Delaware corporation, SkyWater Federal, LLC, a Wyoming limited liability company, and SkyWater Florida, Inc., a Delaware corporation, as borrowers, SkyWater Technology, Inc., as a guarantor, and the other parties thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended.
“CFIUS” means the Committee on Foreign Investment in the United States and its constituent agencies.
“Cash” means all cash and cash equivalents, whether located in the United States or anywhere else in the world (including marketable securities, checks, bank deposits and short term investments).
“Closing” means the closing of the purchase and sale of the Interests, as contemplated by this Agreement.
“Closing Purchase Price” means (a) the Base Purchase Price, minus (b) the FSA Amount, plus (c) the Estimated Working Capital Overage (if any), minus (d) the Estimated Working Capital Underage (if any), plus (e) the Upward Proration Amount as set forth in the Initial Proration Schedule.
“CMA” means the CFIUS Monitoring Agencies, which for the purposes of this Agreement are the U.S. Department of the Treasury, U.S. Department of Defense, and the U.S. Department of Energy.
“CMA Approval” means either (i) the written approval of the CMA with respect to the Transactions or (ii) the notice of non-objection from the CMA with respect to the Transactions, in each case pursuant to the NSA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Separate Returns” means Tax Returns of the Company that do not include Seller or any of its Affiliates (other than the Company).
“Confidentiality Agreement” means the Non-Disclosure and Restricted Use Agreement by and between Infineon Technologies AG and SkyWater Technology Foundry, Inc., effective as of October 4, 2024 (as amended by Amendment 1 to the Non-Disclosure and Restricted Use Agreement dated November 6, 2024).
“Consignment Agreement” means that certain consignment agreement by and between Seller or its Affiliates and Buyer.
“Contract” means any contract, agreement, instrument, option, lease, license, note, bond, mortgage, indenture or binding arrangement or understanding.

“COVID-19 Laws” means (i) Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak; (ii) the CARES Act; (iii) the Families First Coronavirus Response Act of 2020; (iv) Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, 85 FR 49587 (including IRS Notices 2020 65 and 2021 11); (v) the American Rescue Plan Act of 2021; and (vi) any related Laws, Orders, rules, rulings, proclamations, regulations, guidelines or FAQs issued or enacted by a Governmental Authority.
“Cypress” means Cypress Semiconductor Corporation, a Delaware corporation and an Affiliate of Seller.
“Debt Financing Sources” means the agent and lenders that have committed to provide the Debt Financing, together with their Affiliates and the current, former, or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents, and representatives of each of them and the successors and assigns of the foregoing Persons.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
“Embedded IP Rights” means the operating systems (a) owned or licensed by Seller or its Affiliates, (b) loaded on or embedded in any equipment or tooling constituting Furniture and Equipment as of the Closing and (c) necessary in order to use or operate such equipment or tooling at the Facility.
“Encumbrance” means any lien (statutory or otherwise), mortgage, security interest, pledge, deed of trust, option, license or sublicense right, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.
“Environmental Claim” means any Legal Proceeding, Order, Encumbrance, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the use, presence, Release of or exposure to any Hazardous Substances; or (ii) any actual or alleged non-compliance with, violation of, or Liability under any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means all applicable Laws relating to (i) pollution or the protection of human health or the environment; (ii) the investigation, cleanup and abatement, removal or remedial action, or any other response to the release or threatened release of Hazardous Substances to the environment; (iii) the emission, generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, Release or threatened Release of any Hazardous Substances; and (iv) the manufacture, import, distribution or sale of any Hazardous Substances, including the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 5101 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, 7 U.S.C. §§ 136 et seq.
“Environmental Notice” means any written directive, notice of violation or notice regarding any Environmental Claim relating to actual or alleged Liability under any Environmental Law or under any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, certificate, consent, closure or exemption issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Estimated Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
“Excluded Assets” means:
(a)     any Cash of Seller or its Affiliates;
(b)    any accounts receivable and current assets (other than WIP Inventory) of Seller or its Affiliates whether arising prior to, on or after the Closing Date;
(c)    any Intellectual Property Rights of Seller or its Affiliates;
(d)    except for the Real Property and the Facility thereon, all of Seller’s and its Affiliates’ right, title and interest in owned and leased real property and other interests in real property, including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(e)    except for the Assigned Contracts, all Contracts of Seller or its Affiliates;
(f)    any documents, product marketing and sales information (including customer and distributor lists, contact information, registration information, correspondence and purchasing histories) to the extent not exclusively related to the Operations;
(g)    any semiconductor products, designs, or manufacturing process technology of Seller or its Affiliates;
(h)    except for the WIP Inventory, any inventory of Seller or its Affiliates, including any Finished Goods Inventory;
(i)    all Benefit Plans of Seller or its Affiliates (and all assets of such plans) (for the avoidance of doubt, Liabilities regarding Benefit Plans shall be governed by clause (f) of the definition of “Assumed Liabilities” and Section 6.3);
(j)    all Tax Returns of Seller or its Affiliates (other than sales and property Tax Returns exclusively related to the Acquired Assets and Company Separate Returns), any books, records, materials or other information related to Taxes of any member of the Seller Group, and any refunds or credits with respect to all Excluded Taxes;
(k)    (i) all causes of action (including counterclaims) and defenses against third parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto, and (ii) all causes of action (including counterclaims) and defenses relating to any period prior to the Closing to the extent that the assertion of such cause of action or defense is necessary in defending any claim that may be asserted against Seller or any of its Affiliates or for which indemnification may be sought by Seller or any of its Affiliates or any of their respective directors, managers, officers or employees pursuant to Section 9.2;
(l)    the Furniture and Equipment (including any Embedded IP Rights therein) set forth on Schedule 1.1(d) hereto;
(m)    (i) all corporate minutes books (and other similar corporate records) and stock records of Seller and its Affiliates (other than the Company and the JV), (ii) all books and records relating to the Excluded Assets and (iii) any books and records or other materials of or in the possession of Seller and its Affiliates that any of Seller and its Affiliates are prohibited by Law from delivering to Buyer (including by transfer of equity of the Company); and
(n)    any other assets other than those categories of assets specifically listed or specifically described as Acquired Assets.
“Excluded Liabilities” means any Liability of Seller and its Affiliates that is not an Assumed Liability, including, for the avoidance of doubt, any Liability of Seller and its Affiliates to the extent arising out of an Environmental Claim or Environmental Laws, in each case, arising from conditions that existed in, at, under, or migrating from an Acquired Asset prior to the Closing Date.
“Excluded Taxes” means, without duplication hereunder, any and all Taxes (A) imposed on or in respect of the Acquired Assets or the Operations for any Pre-Closing Tax Period, (B) imposed on or in respect of the Company for any Pre-Closing Tax Period, except for such Taxes described in clause (e) of the definition of “Assumed Liabilities”, (C) of Seller or of any of its Affiliates (other than the Company or as expressly provided otherwise in this Agreement), (D) of another Person for which the Company is liable pursuant to Treas. Reg. Section 1.1502-6 (or any analogous provision of state, local or non-US Tax Law), as transferee or successor, or by Contract (other than Contracts the principal purpose of which is not the indemnification, allocation, or sharing of Taxes), in each case, where the event or relationship giving rise to the Tax Liability arose in a Pre-Closing Tax Period, (E) imposed on Seller or its Affiliates as a result of the Pre-Closing Restructuring, or (F) Seller’s share of any Transfer Taxes in accordance with Section 6.4.
“Final Purchase Price” means (a) the Base Purchase Price, minus (b) the FSA Amount, plus (c) the Final Working Capital Overage (if any), minus (d) the Final Working Capital Underage (if any), plus (e) the Upward Proration Amount as set forth in the Final Proration Schedule, and with respect to clauses (c), (d) and (e), as finally determined pursuant to Section 2.4.
“Final Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Net Working Capital exceeds the Target Net Working Capital.
“Final Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Closing Net Working Capital.
“Finished Goods Inventory” means the wafers which are fully processed at the Facility (tested or untested, as the case may be) for commercial supply to Seller or its Affiliates.
“Foundry Services Agreement” means that certain Foundry Services Agreement, by and between Cypress and Buyer, in substantially the form attached as Exhibit A hereto.
“FSA Amount” means an aggregate amount of $25,000,000 (Twenty-Five Million U.S. Dollars).
“Furniture and Equipment” means all furniture, fixtures, furnishings, vehicles and other tangible personal property, including all desks, chairs, tables, desktop copiers, desktop telephones and numbers, cubicles and miscellaneous office furnishings and supplies and all other equipment, tools and hardware (including any Embedded IP Rights therein), in each case, located or used exclusively at the Facility, other than the Furniture and Equipment (including any Embedded IP Rights therein) set forth on Schedule 1.1(d) hereto.

“GAAP” means generally accepted accounting principles in the United States.
“Governing Documents” means, with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, limited partnership agreement, partnership agreement or limited liability company agreement.
“Governmental Authority” means any entity, department, commission, bureau, agency, political subdivision, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory or administrative functions of or pertaining to government.
“Hazardous Substance” means (i) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes” or “toxic pollutants,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “pollutant” or “contaminant” as such terms are regulated, classified or defined under any Environmental Law or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; (ii) any other hazardous or radioactive substance, contaminant, or waste, including per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, asbestos, polychlorinated biphenyls, petroleum, petroleum products or any fraction thereof, petroleum byproducts, mold and urea formaldehyde and (iii) any other substance with respect to which any Environmental Law requires environmental investigation or remediation, including per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, asbestos, polychlorinated biphenyls, petroleum, petroleum products or any fraction thereof, petroleum byproducts, mold and urea formaldehyde.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union.
“Intellectual Property Rights” means all U.S. and foreign (a) trademarks, service marks, trade names, and Internet domain names, and applications and registrations therefor, (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights, (c) registered and unregistered copyrights and registrations and applications therefor and similar rights in works of authorship (including software), (d) mask works rights, as specified by the United States Chip Protection Act of 1984 or any analogous statute of any other country of the world, and applications and registrations therefor, (e) trade secret rights and other rights that derives value from the fact that it is not generally known to the public and (f) other intellectual and industrial property rights.
“Interests” means the issued and outstanding membership interests of the Company.

“IP Agreement” means that certain Intellectual Property License Agreement by and between Infineon Technologies LLC and Buyer in a form consistent with the draft agreement attached as Exhibit B hereto, with such amendments as the Parties shall mutually agree.
“JV” means 5200 Ben White Condominiums Associations, Inc.
“Knowledge of Seller” means the actual knowledge of the individuals set forth on Schedule 1.1(e) hereto, in all cases, after reasonable inquiry.
“Law” means each provision of any currently existing federal, national, state, local or foreign law, statute, ordinance, order, injunction, judgment, decree, ruling, writ, arbitration award, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any binding judgments, decrees, injunctions or agreements issued or entered into with any Governmental Authority.
“Leaseback Agreement” means that certain Lease Agreement by and between the Company and Seller which shall be on such terms and conditions as set forth in the term sheets attached hereto as Exhibit C-1 and Exhibit C-2.
“Liabilities” means all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.
“Losses” means any liabilities, claims, expenses (including reasonable and documented attorneys’ fees and expenses) and damages, but excluding (x) any such items measured by lost profits or a multiple of earnings or other multiple metrics or (y) any punitive, exemplary, consequential, special, incidental, indirect or similar damages (except to the extent any of the items in this clause (y) are awarded or required by Order to be paid in connection with any Third-Party Claim).
“Material Adverse Effect” means an effect, event, change, development, occurrence or circumstance (an “Effect”) which, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the Acquired Assets or Assumed Liabilities taken as a whole; provided, that the term “Material Adverse Effect” shall not include any of the following, alone or in combination, and no event or development arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Effect” or whether a “Material Adverse Effect” is reasonably likely to occur: (a) conditions generally affecting the economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (b) events or developments in international diplomatic or trade relations, (c) any national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon a country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, or acts of god, including earthquakes, fires, floods, disease outbreaks, epidemics and pandemics (including COVID-19), (d) changes or proposed changes in GAAP, IFRS or other applicable accounting rules, (e) changes or proposed changes in any Laws, orders, or other binding directives issued by any Governmental Authority or any change in the interpretation thereof or the adoption or addition of any new Laws or rules, or the rescission, expiration or retirement of any current Law or rule, (f) any existing event or occurrence or circumstance with respect to which Buyer has knowledge as of the date of this Agreement, (g) any change that is generally applicable to the industries or markets in which the Operations are conducted, (h) any Effect resulting from any breach of this Agreement by Buyer, (i) the public announcement of the Transactions or litigation arising from or relating to this Agreement or the Transactions, (j) any change in the cost, availability or other terms of any financing necessary for Buyer to consummate the Transactions, or (k) the taking of any action contemplated by this Agreement, the Ancillary Documents and the other agreements contemplated hereby and thereby, or the completion of the Transactions.
“Net Working Capital” means, as of any time, the consolidated net working capital of the Operations calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items shown on the Sample Net Working Capital Calculation for the Operations, from (b) the sum of the amounts as of such time for the current asset line items shown on the Sample Net Working Capital Calculation for the Operations, in each case calculated in a manner consistent with the Accounting Principles; provided, however, that in no event shall Net Working Capital include (i) any amount included in Operating Expenses, (ii) any Excluded Assets or Excluded Liabilities and (iii) any assets or liabilities (whether current, deferred or otherwise) in respect of Taxes.
“NSA” means that certain agreement described on Schedule 1.1(f) hereto.
“Operating Expenses” means all operating expenses for the Real Property (as determined in accordance with the Accounting Principles), including vault charges, water, sewer, gas, electric, and other utility charges and trash collection.
“Operations” means the operation of the Acquired Assets.
“Order” means any writ, judgment, decision, decree, award, order or injunction of any Governmental Authority.
“Permit” means any authorization, franchise, license, permit, approval or certificate from any Governmental Authority exclusively related to the Facility.
“Permitted Encumbrance” means (i) any Encumbrance for Taxes (1) not yet due or delinquent or (2) which are contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any cashiers’, landlords’, mechanic’s, materialman’s, carrier’s, repairer’s, workers’, warehousers’ and other similar Encumbrance (1) arising or incurred in the ordinary course of business, (2) that are not yet due and payable or (3) that are being contested in good faith and for which adequate reserves have been established in accordance with IFRS, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations and restrictions by Governmental Authorities that are not violated in any material respect by the current use and operation of the Real Property, (v) any imperfection of title or other Encumbrance which is not otherwise a Permitted Encumbrance and, individually or in the aggregate with other such Encumbrances, would not reasonably be expected to materially adversely interfere with the current use and operation of the Real Property, (vi) any Encumbrance constituting or arising from any Assumed Liability, (vii) any Encumbrance created by or with the consent of Buyer, (viii) title of a lessor under a capital or operating lease, (ix)  Encumbrances arising under conditional sales contracts and equipment leases with third parties (whether or not capitalized) and all purchase money Encumbrances or Encumbrances securing capitalized leases of furniture, fixtures or equipment, in each case entered into in the ordinary course of business, (x) any Encumbrance to secure the performance of statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (xi) Encumbrances arising out of, under or in connection with applicable securities Laws, (xii) with respect to the Real Property, (a) any covenants, conditions, restrictions, reservations, rights, rights of way, easements, charges, defects, imperfections of title, encumbrances, liens, leases, subleases, licenses or similar contracts and other title matters or Encumbrances which (I) are of record, (II) are disclosed in any real estate title insurance policies, commitments or reports or on any surveys made available to or obtained by Buyer prior to the Closing Date, or that would be disclosed by an accurate survey of the Real Property, or (III) are disclosed to Buyer in the Disclosure Schedule or otherwise in writing prior to the date hereof; provided, however, in each case, the same are not violated in any material respect by the current use and operation of the Real Property, and (b) any matters which a physical inspection of the Real Property would show.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, business association, organization, Governmental Authority or other entity including any successors or assigns (by merger or otherwise) of such entity.
“Personal Information” means any information that specifically identifies any individual natural person, such as name, address, email address, or telephone number.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on or before the Closing Date.
“Predecessor Entities” means Seller, Cypress and Infineon Technologies, LLC, a Delaware limited liability company.
“Privacy Laws” means all applicable Laws primarily relating to the collection, use, retention, or disclosure of Personal Information that is owned or maintained by Seller and applicable to the Business Employees or its use of the Acquired Assets.

“R&W Insurance Policy” means a representations and warranties insurance policy obtained by Buyer, at its sole expense, in connection with the Transactions.
“Real Property” means all of Seller’s right, title and interest in and to that certain real property located at the physical addresses of 5200 E. Ben White Blvd. (Unit 1), 5301 E. Oltorf St., 5303 E. Oltorf St. and 3108 Alvin Devane Blvd., Austin, TX 78741, United States and more particularly described in Exhibit G hereto (the “Land”), including all buildings, structures and all other improvements of any nature located on or under the Land (the “Improvements”), together with all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements, including all mineral, air and water rights, all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements, and any street or road abutting the Land to the extent that the fee owner of the Land enjoys ownership of or rights to the use of such street or road under applicable Law.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, seeping, placing, migrating or allowing to escape or migrate into or through the environment (including indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), in each case, whether intentional or unintentional, known or unknown, or discovered or undiscovered.
“Representatives” of a Person means any officer, director, general partner, manager or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.
“Retention Cap” means an amount equal to $2,000,000 plus the employer portion of any employment taxes related to the payment of the Closing Retention Amount.
“Rule 3-05” means Rule 3-05 of Regulation S-X promulgated by the SEC.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Group” means Seller and its Affiliates.
“Special Warranty Deed” means that certain Special Warranty Deed, by and between the Company and Seller, in substantially the form attached as Exhibit J hereto.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.
“Target Net Working Capital” means $0.
“Tax Authority” means any Governmental Authority responsible or with jurisdiction for the imposition, collection or determination of any Tax.
“Taxes” means all income, gross receipts, net proceeds, real and personal property (tangible and intangible), sales, use, escheat, unclaimed property, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, any social security charges (including health, unemployment, workers’ compensation and pension insurance) and social security or similar taxes imposed by the United States or by any state, municipality, subdivision or Tax authority therein or by any foreign country or by any other tax authority, in each case to the extent relevant in the given context, and such term includes any interest, penalties or additions to tax attributable to such taxes, in each case, whether disputed or not.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax (including any amendments thereof and attachments thereto).
“Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.
“Title Policy” means the policy of title insurance obtained by Buyer to insure good and valid fee simple title to the Real Property.
“Transaction Documents” means this Agreement, the Ancillary Documents, or any document, instrument or agreement which is delivered by either Party to the other at or in connection with the Closing and which continues in effect following the Closing.
“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Documents.
“Transfer Taxes” means all U.S., federal, state, local or other foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Acquired Assets (including in connection with the

Pre-Closing Restructuring) and the Interests, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
“Transition Services Agreement” means that certain Transition Services Agreement by and among Seller or certain of Seller’s Affiliates, the Company and Buyer comprising (i) a front-end agreement in substantially the form attached hereto as Exhibit D and (ii) a Schedule 1 to be mutually agreed by and among the parties thereto.
“WIP Inventory” means the inventory of all works-in-progress, spare parts inventory, raw materials, chemicals and gases (i) located at the Facility or (ii) exclusively related to the Operations located at the physical addresses of 1235 S Loop 4 B, Buda, Texas and 2120 Grand Ave Pkwy, Austin, Texas, but for the avoidance of doubt, in the case of clauses (i) and (ii), excluding Finished Goods Inventory and raw wafers.
Section 1.2.Other Definitions. For the purposes of this Agreement, the following terms shall have the meanings defined in the Section indicated:
Defined Term                                 Section

Agreement    Preamble
Allocation    2.5(b)
Audited Financial Statements    6.13
Bank Guarantee    7.3(e)
Base Purchase Price     2.2
Buyer    Preamble
Buyer 401(k) Plan    6.3(g)
Buyer FSA Plan    6.3(h)
Buyer Material Adverse Effect    4.4
Buyer Plans    6.3(c)
Claims    9.5(d)(i)
Closing Date    2.3(a)
Closing Net Working Capital    2.4(d)
Closing Retention Amount    6.3(d)
Closing Statement    2.4(d)
Company    Recitals
Current Representation    10.15
Debt Financing    4.6
Designated Person    10.15
Disclosure Schedule    Article III
End Date    8.1(b)
Estimated Net Working Capital    2.4(c)
Excess Payment    6.3(d)
Excluded Benefits    6.3(a)

Final Proration Schedule    2.4(d)
Financial Statements    3.6(a)
FLSA    3.15(b)
Funds    4.6
FY2024 FS    3.5(a)
Inactive Business Employee    6.3(a)
Indemnified Party    9.3(a)
Indemnifying Party    9.3(a)
Initial Proration Schedule    2.4(c)
Intended Tax Treatment    2.5(a)
Letter of Intent    4.6
Material Contracts    3.9
Material Supplier    3.21
Measurement Time    2.3(a)
Notice of Disagreement    2.4(f)
Operations IP    3.20(a)
Parties or Party    Preamble
PCBs    3.18(f)
Post-Closing Representation    10.15
Pre-Closing Restructuring    6.11(b)
Pre-Closing Restructuring Agreements    6.11(c)
Pre-Closing Restructuring Plan    6.11(b)
Privileged Communications    10.15
Purchase Price     2.2
Releasors    9.5(d)
Required Governmental Consents    3.11
Reviewed Quarterly Financial Statements    6.13
Sample Net Working Capital Calculation    2.4(a)
Sample Proration Schedule    2.4(b)
Seller    Preamble
Seller 401(k) Plans    6.3(g)
Seller FSA Plan    6.3(h)
Seller Trademarks    6.5
Tax Contest    5.3
Tax Refund    5.6
Technology Systems    3.19(b)
Third Party Claim    9.3(a)
Third Party Consents    6.8(a)
Transferred Employee    6.3(a)
Transferred FSA Balances    6.3(h)
Upward Proration Amount    2.4(b)(i)
Visa Employee    6.3(i)
Year 1 Post-Closing Retention Amount    6.3(d)

Year 2 Post-Closing Retention Amount    6.3(d)

ARTICLE II.
PURCHASE AND SALE
Section 2.1.Sale and Purchase of Interests. Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall irrevocably purchase and accept from Seller, all right, title and interest of Seller in and to the Interests, free and clear of all Encumbrances (other than any restrictions on transfer imposed by federal, state or local securities Laws).
Section 2.2.Purchase Price. In consideration for the Interests and the other obligations of Seller pursuant to this Agreement, Buyer shall pay to Seller $80,000,000 (Eighty Million U.S. Dollars) (the “Base Purchase Price” and as adjusted pursuant to Section 2.4, the “Purchase Price”).
Section 2.3.Closing.
(a)The Closing will take place remotely via the exchange of documents and signature pages at 9:00 a.m., Eastern Time, on the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all the applicable conditions set forth in ARTICLE VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) or such date as the Parties may mutually agree upon in writing (the “Closing Date”); provided, that the Closing shall occur no earlier than May 30, 2025, unless otherwise agreed mutually by the Parties. The Closing will be deemed effective for accounting and other computational purposes as of 12:01 a.m., Eastern Time on the Closing Date (the “Measurement Time”).
(b)At the Closing:
(i)Seller shall:
(A)convey to Buyer all of Seller’s right, title and interest to and in the Interests;
(B)deliver to Buyer the certificate required to be delivered pursuant to Section 7.2(e);
(C)deliver to Buyer a duly executed counterpart to each of the Ancillary Documents to which any member of the Seller Group and/or the Company is a party; and
(D)deliver to Buyer a duly executed and completed IRS Form W-9 from Seller; and
(E)deliver to Buyer a title insurance affidavit in substantially the form attached hereto as Exhibit E.
(ii)Buyer shall:

(A)deliver the Closing Purchase Price to Seller by a wire transfer of immediately available funds to the account set forth on Exhibit F hereto, or to such other account or accounts designated in writing by Seller two (2) Business Days prior to the Closing Date;
(B)deliver to Seller a duly executed counterpart to each of the Ancillary Documents to which Buyer (or its Affiliates) is a party;
(C)deliver to Seller a duly executed binder agreement or similar documentation demonstrating the binding of the R&W Insurance Policy, which shall be effective as of the Closing; and
(D)deliver to Seller the certificate required to be delivered pursuant to Section 7.3(d).
(c)The FSA Amount shall be payable by Buyer or its Affiliates to Seller or its Affiliates in accordance with the terms set forth in the Foundry Services Agreement.
Section 2.4.Sample Net Working Capital Calculation; Operating Expenses; Estimated Statement; Closing Statement.
(a)Sample Net Working Capital Calculation. Schedule 2.4(a) hereto sets forth a sample calculation of the Net Working Capital as of December 31, 2024 (the “Sample Net Working Capital Calculation”), including the asset and liability line items included in the calculation of Net Working Capital, prepared in accordance with the Accounting Principles. The Sample Net Working Capital Calculation assumes that all of such asset and liability line items that constitute Acquired Assets or Assumed Liabilities under this Agreement will be transferred to Buyer as of the Closing Date.
(b)Operating Expenses. All Operating Expenses that are allocable to any period prior to the Measurement Time shall be payable by Seller or its Affiliates, and all Operating Expenses that are allocable to any period on or following the Measurement Time shall be payable by Buyer or its Affiliates. Schedule 2.4(b) hereto sets forth a sample calculation of the proration of the Operating Expenses (the “Sample Proration Schedule”), prepared in accordance with the Accounting Principles. For the purposes of preparing the Initial Proration Schedule and the Final Proration Schedule (as applicable):
(i)To the extent that any Operating Expenses have been paid by Seller or its Affiliates prior to the Closing which are allocable to any period on or following the Measurement Time, Buyer shall be obligated to pay to Seller at Closing, as an upward adjustment to the Purchase Price, an amount equal to any such paid Operating Expenses that are allocable to any period on or following the Measurement Time (the “Upward Proration Amount”).
(ii)If any Operating Expenses that are allocable to a period prior to the Measurement Time have been billed to Seller or its Affiliates prior to the Closing but have not yet been paid by Seller or its Affiliates as of the Closing, Seller shall retain full liability for the payment of such billed but unpaid Operating Expenses.
(iii)To the extent that any Operating Expenses that are allocable to a period prior to the Measurement Time have neither been billed to nor paid by Seller or its Affiliates prior to the Closing Date, Seller shall remain liable for the payment of such Operating Expenses following the Closing.

(iv)Any amounts owing by Seller for any Operating Expenses pursuant to the provisions of subclauses (ii) or (iii) above shall be deemed Excluded Liabilities.
(c)Estimated Statement. Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall provide Buyer with a written statement that sets forth (i) a good faith estimate (together with reasonable supporting documentation and calculations with respect thereto) of (A) the Net Working Capital as of the Measurement Time (such estimate, the “Estimated Net Working Capital”), prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Net Working Capital Calculation, and (B) all proration items constituting Operating Expenses as of the Measurement Time (such list of items, the “Initial Proration Schedule”), prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Proration Schedule, and (ii) on the basis of the foregoing, a calculation of the Closing Purchase Price.
(d)Closing Statement. Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth (i) Buyer’s good faith calculations of (A) the Net Working Capital as of the Measurement Time (the “Closing Net Working Capital”), prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Net Working Capital Calculation and (B) all proration items constituting Operating Expenses as of the Measurement Time (such list of items, the “Final Proration Schedule”), prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Proration Schedule, and (ii) on the basis of the foregoing, a calculation of the Final Purchase Price. The Closing Statement shall also include reasonable supporting documentation and calculations with respect to the Closing Net Working Capital and the items set forth in the Final Proration Schedule. The Parties agree that the components of the Closing Statement will be (i) based upon the accounting books and records of the Seller Group, (ii) prepared and calculated in accordance with the Accounting Principles, and, as applicable, the Sample Net Working Capital Calculation and the Sample Proration Schedule and (iii) based on facts and circumstances as they exist up to the Measurement Time and will exclude the effect of any act, decision or event occurring after the Closing.
(e)In connection with Seller’s review of the Closing Statement, Buyer shall provide to Seller, its accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of Buyer and its Affiliates (including the Company) to the extent relevant to the determination of Closing Net Working Capital as of the Measurement Time (including taking and preparing physical counts of the WIP Inventory as of the Measurement Time) and the items set forth in the Final Proration Schedule.
(f)The Closing Statement shall become final and binding upon the Parties on the fifteenth (15th) day following receipt thereof by Seller unless Seller gives written notice of its disagreement with respect to the calculation of the Closing Statement (or the components thereof) (the “Notice of Disagreement”) to Buyer prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties resolve all differences they have with respect to all matters specified in the Notice of Disagreement or (y) the date all matters in dispute are resolved by the Accounting Firm (in accordance with the procedure set forth in this Section 2.4).

(g)Buyer and Seller acknowledge and agree that the dispute resolution provisions set forth in Section 10.9 shall not apply to any dispute described in this Section 2.4. During the thirty (30)-day period immediately following the delivery of the Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement. At the end of such thirty (30)-day period, Seller and Buyer shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Accounting Firm shall, as soon as possible after its engagement, provide a report to the Parties specifying its final determination of the Final Purchase Price, which determination shall be binding on the Parties; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (i) those matters that remain in dispute and that were included in the Notice of Disagreement; (ii) whether the Accounting Principles were used in the calculation of the Closing Net Working Capital and the items in the Final Proration Schedule; and (iii) whether there were mathematical errors in the Closing Statement, and the Accounting Firm is not authorized or permitted to make any other determination. The Accounting Firm’s determination of each item in dispute shall not be greater than the greater value for such item claimed by either Seller or Buyer or less than the lower value for such item claimed by either Seller or Buyer. The Accounting Firm will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller.
(h)If the Final Purchase Price is less than the Closing Purchase Price, then Seller shall pay such shortfall to Buyer by wire transfer of immediately available funds to the bank account designated in writing by Buyer within three (3) Business Days of Seller’s receipt of such bank account details.
(i)If the Final Purchase Price is greater than the Closing Purchase Price, then Buyer shall pay such surplus to Seller by a wire transfer of immediately available funds to the account set forth on Exhibit F hereto, or to such other account or accounts designated in writing by Seller, within three (3) Business Days of the Closing Statement becoming final and binding pursuant to this Section 2.4.
Section 2.5.Intended Tax Treatment; Purchase Price Allocation.
(a)For U.S. federal and applicable state and local income Tax purposes, the Parties intend for the purchase of the Interests pursuant to this Agreement to be treated as a taxable purchase of the Company’s assets under Section 1001 of the Code and subject to Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The Parties shall file all Tax Returns consistently with the Intended Tax Treatment and not take any position on any Tax Return or in any Tax proceeding inconsistent with the Intended Tax Treatment unless required to do so pursuant to a determination as defined in Section 1313(a) of the Code.
(b)Within sixty (60) days following the Closing Date, Buyer shall deliver to Seller an allocation of the Purchase Price, as finally determined pursuant to Section 2.4 (and any other amounts properly treated as additional consideration for applicable Tax purposes) among the Acquired Assets in accordance with Section 1060 of the Code, the Treasury Regulations thereunder, and the allocation principles set forth on Exhibit I (the “Allocation”). Buyer shall give Seller a reasonable opportunity to review and comment on the Allocation and Buyer will consider in good faith any comments that Seller provides with respect to the Allocation. If Seller objects to any portion of such Allocation within thirty (30) days of receiving such Allocation, Seller and Buyer shall seek in good faith for twenty (20) days thereafter to resolve any disagreements between them with respect to such Allocation; provided, that if Buyer and Seller are unable to reach agreement within such twenty (20)-day period, Buyer and Seller shall jointly retain the Accounting Firm to resolve the disputed items. The costs, fees and expenses of the Accounting Firm shall be borne equally by Buyer on the one hand and Seller on the other hand. The Allocation, as determined pursuant to the above procedures, shall be modified as appropriate in accordance with this Section 2.5 to reflect any adjustments to the consideration paid by Buyer that are made following the Closing in accordance with this Agreement. The Allocation shall be conclusive and binding on Seller, Buyer, and their respective Affiliates for all Tax purposes. Each of Seller and Buyer shall, and shall cause its respective Affiliates to, report and file all Tax Returns (including IRS Form 8594) in all respects and for all Tax purposes consistent with the Allocation and none of Buyer and Seller shall (or shall cause or permit their respective Affiliates to) take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so pursuant to a determination as defined in Section 1313(a) of the Code.
Section 2.6.Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller hereunder such amounts as it is required to deduct and withhold under any provisions of U.S. federal, state, local or non-U.S. Tax Law; provided, however, that if Buyer becomes aware of any such requirement to deduct or withhold, Buyer shall promptly notify Seller prior to the date on which payment is to be made of such withholding and shall cooperate in good faith with Seller to reduce or eliminate such withholding to the maximum extent permitted by applicable Law.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
Contemporaneously with the execution and delivery of this Agreement by the Parties, Seller shall deliver to Buyer a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedule”). Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to any other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to such other applicable representation, warranty or covenant would be readily apparent on its face to a Person reviewing the Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made. Except as otherwise disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
Section 3.1.Organization; Qualification; the Company. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company will be as of the Closing a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company will have as of the Closing all requisite limited liability company power and authority necessary to own or lease all of the Acquired Assets and to carry on the Operations. The Company will be as of the Closing duly licensed or qualified to do business and will be in good standing in each jurisdiction in which Acquired Assets are owned, leased or held under license by it, except where the failure to be so licensed, qualified or in good standing would not (i) reasonably be expected, individually or in the aggregate, to be material to the Operations and (ii) prevent or materially delay the ability of Seller to timely consummate the Transactions.
Section 3.2.Capitalization of the Company.
(a)The Interests will be, as of the Closing, duly authorized, validly issued, fully paid and nonassessable and owned by Seller, free and clear of all Encumbrances (other than any restrictions on transfer imposed by federal, state or local securities Laws). As of the Closing, (i) except for the Interests, there will be no equity ownership interests of the Company issued or outstanding, (ii) there will be no options, warrants, convertible securities, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, calls, puts, rights of first refusal or other agreements that require the Company to issue or sell any equity interests (or securities convertible into or exchangeable for such equity interests), and (iii) there will be no profit interest, stock appreciation, phantom stock, or similar rights with respect to the Company. No equity ownership interests of the Company will, as of the Closing, have been issued or be in violation of (i) any provision of the Governing Documents of Seller or the Company, (ii) any federal, state or local securities Laws, or (iii) any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights of any other Person.
(b)As of the Closing, except with respect to the JV, the Company will not own, directly or indirectly, beneficially or of record, nor will it hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.
Section 3.3.Authorization; Validity. Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which it is a party, and the execution and delivery of this Agreement and the Ancillary Documents to which it is a party, and the performance of all of its obligations hereunder and thereunder has been duly authorized, by Seller through all necessary corporate action. This Agreement has been, and the Ancillary Documents to which Seller is a party will be at Closing, duly executed and delivered by it, and constitute or will constitute (as applicable) the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally, or legal and equitable limitations on the availability of specific remedies.
Section 3.4.No Conflicts. The execution and delivery of this Agreement and the Ancillary Documents by Seller and the consummation of the Transactions will not (a) except as set forth on Schedule 3.4, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Assigned Contract, (b) conflict with or violate any provision of the Governing Documents of Seller and (c) assuming compliance with the matters set forth in Section 3.11 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller is subject; except, with respect to clauses (a) and (c), as would not (i) reasonably be expected, individually or in the aggregate, to be material to the Operations and (ii) prevent or materially delay the ability of Seller to timely consummate the Transactions.
Section 3.5.Acquired Assets.

(a)As of the Closing, the Company will have good, valid and marketable title to all of the Acquired Assets (other than the Real Property) owned by it, including all of the tangible personal property and other assets shown on the Financial Statements as of and for the fiscal year ended September 30, 2024 (the “FY2024 FS”) or acquired thereafter that constitute Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and except for assets disposed of by Seller or its Affiliates in the ordinary course of business after September 30, 2024 but prior to the Closing. At the Closing, Buyer will acquire good and marketable title to, or a valid and enforceable leasehold interest in, all of the tangible personal property and other assets shown on the FY2024 FS or acquired thereafter that constitute Acquired Assets (other than the Real Property), free and clear of all Encumbrances, except for Permitted Encumbrances, and except for assets disposed of by Seller or its Affiliates in the ordinary course of business after September 30, 2024 but prior to the Closing. All such items of tangible personal property that constitute Acquired Assets are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.
(b)Except (i) as set forth on Schedule 3.5(b) and (ii) as would not reasonably be expected, individually or in the aggregate, to be material to the Operations, the Acquired Assets (assuming all consent, approvals or waivers as may be required in connection with the consummation of the Transactions have been obtained), together with the rights and benefits to be provided pursuant to the Transaction Documents, shall, in the aggregate, constitute all of the assets, properties and rights necessary and sufficient for the Company to conduct the Operations in all respects as conducted as of the date of this Agreement.
Section 3.6.Financial Statements.
(a)Schedule 3.6 sets forth the following financial statements of the Operations (collectively the “Financial Statements”): unaudited pro forma balance sheets and statements of direct expenses of the Operations as of and for the fiscal years ended September 30, 2024, September 30, 2023 and September 30, 2022. The Financial Statements: (i) have been prepared in accordance with the books and records of Seller and its Affiliates relating to the Operations; (ii) are complete and correct and present fairly and accurately the financial condition and the direct expenses of operation of the Company, in all material respects, as of the dates set forth therein and (iii) have been prepared in accordance with IFRS and the Accounting Principles, consistently applied; provided that, except as indicated therein, the Financial Statements do not include any footnote disclosure. The Financial Statements (x) are qualified by the fact that the Operations have not been conducted as a separate standalone entity and (y) include certain allocated charges and credits that do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Operations would incur on a standalone basis.
(b)The Company will not have any Liabilities of any kind that were not reflected or reserved against on the FY2024 FS, other than (i) Liabilities incurred in the ordinary course of business after September 30, 2024 (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) Liabilities incurred in connection with the Transaction or (iii) Liabilities that are to be repaid and/or extinguished in connection with the Closing.
Section 3.7.WIP Inventory. All WIP Inventory reflected on the balance sheet included in the FY2024 FS consists of a quality and quantity usable and saleable in the ordinary course, except for slow-moving, damaged, defective, expired, or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated) and lots on hold. All WIP Inventory purchased since September 30, 2024 consists of a quality and quantity usable and saleable in the ordinary course. All WIP Inventory is located at, or is in transit to or from, (i) the Real Property or (ii) the real properties located at the physical addresses of 1235 S Loop 4 B, Buda, Texas or 2120 Grand Ave Pkwy, Austin, Texas. No WIP Inventory is held on a consignment basis.
Section 3.8.Absence of Changes. Since September 30, 2024 through to the date hereof, there has not been any event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonable would be expected to have a Material Adverse Effect. Since September 30, 2024 through the date of this Agreement, there has not been any action undertaken by Seller or its Affiliates that, if such action was taken between the date of this Agreement and the Closing Date, without Buyer’s consent, would constitute a breach of any of the covenants under Section 6.2.
Section 3.9.Contracts. Schedule 3.9 sets forth a true and complete list of all the following Contracts, other than any Benefit Plan, to which Seller or its Affiliates is a party as of the date hereof and is primarily related to the Operations (the “Material Contracts”):
(a)any Contract that is not terminable at will with any Business Employee (i) with respect to employment with or the provision of services to the Operations, or (ii) related to any severance, separation, settlement, release of claims or other post-termination benefits;
(b)any Contract that is not terminable at will with an individual who provides services to the Operations on an independent contractor basis;
(c)any Contract whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of the Acquired Assets to secure, the performance or payment of any obligation or other Liability of any Person;
(d)any Contract (excluding purchase orders) with a Material Supplier;
(e)any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement, partnership agreement or similar Contract;
(f)any Contract relating to any proceeding or settlement agreement to which Seller is a party, except for settlements or compromises (i) involving potential or actual payments by or to the Company or its Affiliates that do not exceed $100,000 individually or in the aggregate and that are paid in full prior to the Closing Date, and (ii) that do not impose any material non-monetary relief or continuing obligations on the Company or the Operations;
(g)any Contract relating to the acquisition or disposition of any Acquired Asset or any interest in the Company (other than any Contract between the Company and any member of the Seller Group), in each case, outside of the ordinary course of business;
(h)any collective bargaining agreement or other labor-related agreement with a labor union;
(i)any Contract that would reasonably be expected to prohibit, impair or otherwise limit in any material respect: (i) any acquisition of property (tangible or intangible) by the Company; (ii) the conduct of the Operations; or (iii) the freedom of the Company or any of its present or future Affiliates to engage in any line of business;
(j)any other Contract that involves outstanding or future payment obligations in excess of $1,000,000 in any individual case or, together with any other Contracts with the same or related counterparties, $5,000,000 in the aggregate, and is not cancelable by the Company without penalty or obligation within ninety (90) days (excluding employment Contracts).
Seller has delivered to Buyer true and complete copies of each Material Contract. Except for Material Contracts that expire by or are terminated pursuant to their terms, each Material Contract is in full force and effect, is a valid and binding obligation of Seller or its Affiliates or the Company and, to the Knowledge of Seller, of each other party thereto and is enforceable in accordance with its terms against Seller or its Affiliates or the Company and, to the Knowledge of Seller, against each other party to such Material Contract, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally, or legal and equitable limitations on the availability of specific remedies. Except as set forth on Schedule 3.9, (i) Seller or its Affiliates (as applicable) has performed and complied, in all material respects, with all of its obligations under each Material Contract; (ii) neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party thereto, is in material violation or material breach of or material default under, any Material Contract or has received written or, to the Knowledge of Seller, oral notice of any material violation of or material default under, or the cancellation, termination, material modification or acceleration of any Material Contract; and (iii) no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would: (A) result in a material violation or material breach of or material default under (or give any Person the right to declare a material default or exercise any remedy materially adverse to Seller or its Affiliates under) any Material Contract, or (B) give any Person the right to (1) accelerate the maturity, payment or performance of any material grant, rights or other Liability under a Material Contract or (2) cancel, terminate or adversely modify any Material Contract.
Section 3.10.Litigation. As of the date hereof, there is no Action by a Governmental Authority or other Person pending or, to the Knowledge of Seller, threatened against it or any of its Subsidiaries (including the Company as of the Closing) that are material to the Operations. To the Knowledge of Seller, since January 1, 2022, neither Seller nor any of its Subsidiaries (including the Company as of the Closing) has received written notice of a material act or omission relating to their activities and conduct solely with respect to the Acquired Assets that would reasonably be expected to give rise to or lead to any Action against Seller or its Subsidiaries (including the Company as of the Closing) that is material to the Operations.
Section 3.11.Consents and Approvals. No consent, approval, Order, permit or authorization of, or registration with, any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) any consents or approvals of Governmental Authorities (including, without limitation, the CMA Approval) that may be required to (i) transfer the Interests to Buyer, or (ii) transfer or assign to the Company the Acquired Assets or assign the benefits thereof or delegate performance with regard thereto in any material respect and which are set forth on Schedule 3.11 (the “Required Governmental Consents”) or (b) such consents, approvals, Orders, permit authorizations, registrations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Operations.
Section 3.12.Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 3.13.Compliance with Laws. Neither the Company as of the Closing nor, solely with respect to the Operations, Seller or its Affiliates, is, or since January 1, 2022, has been, in violation in any material respect of any Laws or Order issued by a Governmental Authority in relation to the Acquired Assets, including, but not limited to, the ownership and use of the Acquired Assets, and, to the Knowledge of Seller, there does not exist any basis for any claim of default under or violation of any such Laws or Order that are material to the Operations.
Section 3.14.Taxes.
(a)All income and other material Tax Returns required to be filed by the Company or with respect to the Acquired Assets have been properly completed and properly and timely filed (taking into account all extensions properly obtained), and all such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes of the Company or with respect to the Acquired Assets, whether or not shown as due on any Tax Return, have been timely and properly paid to the applicable Tax Authority. The Company is not the beneficiary of any extension of time within which to file any income or other Tax Return. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that have not expired, and no such extension or waiver has been requested, other than pursuant to an automatic extension of time to file Tax Returns obtained in the ordinary course of business.
(b)The unpaid Taxes of the Company do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company in filing its Tax Returns. The Company has not received from any Tax Authority any written notice of deficiency, underpayment, or assessment of Taxes that has not been paid or resolved fully or any objection to any Tax Return filed by the Company.
(c)Except as set forth on Schedule 3.14(c), there are no Tax liens on any of the Acquired Assets other than liens for Taxes described in clause (i) and (xii)(a) of the definition of Permitted Encumbrance.
(d)There are no pending or, to the Knowledge of Seller, threatened audits, examinations or similar proceedings for the assessment or collection of Taxes against Seller or its Affiliates related to the Acquired Assets or that could result in a Tax lien against the Acquired Assets. No unresolved written claim has been received by the Company (or related to the Acquired Assets) from a Tax Authority in a jurisdiction where the Company (or Seller) does not pay Taxes or file Tax Returns that the Company is or may be subject to taxation by, or is or may be required to file Tax Returns in, that jurisdiction, and the Company (or Seller with respect to the Acquired Assets) has no voluntary disclosure agreements or similar programs pending with any jurisdiction.

(e)The Company (i) has never been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Law), other than a group the common parent of which was Seller or any of its Affiliates; or (ii) has any liability for the Taxes of any Person (other than Seller or any of its Affiliates) under Treas. Reg. Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than Contracts the principal purpose of which is not the indemnification, sharing, or allocation of Taxes).
(f)The Company does not own nor has it ever owned an interest in another entity that is characterized as a partnership for U.S. federal income Tax purposes and is not a party to any Contract with any other Person that constitutes a partnership for U.S. federal income Tax purposes.
(g)The Company is not nor has it ever been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(h)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date), as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received or deferred revenue accrued on or before the Closing Date; (iv) the use of the cash method in a Pre-Closing Tax Period; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or non-U.S. Law); (vi) any closing agreement under Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date; (vii) deferral of any payment of Taxes on or prior to the Closing Date otherwise due as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20 or IRS Notice 2020-23 or similar Tax authority; (viii) like-kind exchange under Section 1031 of the Code on or prior to the Closing Date; (ix) “global intangible low-taxed income” or Subpart F income imposed pursuant to Section 951 and Section 951A of the Code (or any corresponding provision of state, local or foreign Law); (x) any election under Section 965(h) of the Code; or (xi) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).
(i)The Company (and Seller with respect to the Acquired Assets) is in all material respects in compliance with the terms and conditions of all applicable Tax exemptions, Tax holidays or other Tax reduction agreements, approvals or governmental Orders and the consummation of the transactions contemplated by this Agreement will not have any material negative effect on the validity or effectiveness of any such exemptions, Tax holidays or other Tax reduction agreements.
(j)The Company is not a party to any Tax sharing, allocation, indemnification, or assumption agreement that remains in effect under which the Company could be liable for Taxes or other claims of any other Person.

(k)The Company has collected all material sales, value-added, or use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authority (or has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales or use Taxes imposed or due in connection with the Operations). With respect to any value-added Taxes, the Company has complied in all material respects with all value-added reporting and invoicing obligations and kept accurate records of any documents as required by applicable Law with respect to such value-added Taxes.
(l)The Company: (i) does not have a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than its country of organization; (ii) has not engaged in a trade or business in any country other than its country of organization; (iii) has not participated in an international boycott, as defined in Section 999 of the Code; (iv) has not made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code; or (v) is not nor has it ever been a party to any transaction or Contract that is in material conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
(m)The Company has not granted any power of attorney that is currently in effect with respect to Tax matters. The Company, in all material respects, is in compliance with the terms and conditions of all applicable exemptions that the Company and Seller (with respect to the Acquired Assets) may have claimed and any Contracts, or governmental Orders relating to Taxes to which the Company and Seller may be subject, and the consummation of the transactions contemplated by this Agreement will not have any material negative effect on such compliance.
(n)The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. The Company (and Seller with respect to the Acquired Assets) has not received a Tax opinion with respect to any transaction relating to the Company. The Company (and Seller with respect to the Acquired Assets) is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company. The Company (and Seller with respect to the Acquired Assets) has not requested nor has it received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief, closing agreement, or similar guidance or agreement.
(o)The Company has never been party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations § 1.6011-4(b) or any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations § 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).
(p)The Company has withheld and paid to the applicable Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to or from any employee, direct or indirect equityholder, independent contractor, customer, creditor, owner, or other Person; and all Forms W-2 and 1099 and other applicable material information Tax Returns required with respect thereto have been properly completed and timely filed (taking into account any valid extensions of the time to file). The Company is not obligated to, nor has it agreed to, pay on behalf of an owner any income Taxes on such owner’s share of the income of the Company (whether by electing to file composite returns or by means or withholding or otherwise). The Company has complied, and is now complying, in all material respects with all Tax information reporting provisions of all applicable Laws.
(q)The Company has not deferred any obligation to pay Taxes pursuant to the COVID-19 Laws (or any corresponding provisions of applicable Law). The Company has not claimed or received, nor will the Company claim or receive, any “employee retention credit” (as that term is used in the COVID-19 Laws) or any other Tax credit pursuant to the COVID-19 Laws.
(r)The Company does not have material property or obligations, including uncashed checks to vendors, contractors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are or may become escheatable or reportable as unclaimed property to any Tax Authority under any applicable escheatment, unclaimed property, or similar Laws.
(s)No Person that is subject to taxation in the United States holds any direct or indirect equity interest in the Company that is or was nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(t)At all times since formation, the Company has been classified as a “disregarded entity” for U.S. federal income tax purposes.
Section 3.15.Employee and Labor Matters.
(a)Schedule 3.15(a) sets forth, in all material respects, a true and complete list of the following information with respect to each Business Employee: (a) name, (b) job title or description, (c) work location, (d) annual salary or hourly wage rate for fiscal year of 2025 (including any bonus, commission, deferred compensation or other remuneration payable), (e) original start date, (f) whether such employee is on an active or inactive status (and, if inactive, the type of leave and estimated return date), (g) whether such employee has exempt or non-exempt status, (h) accrued and unused vacation/paid time off, and (i) any visa or work permit status, type of visa or work visa, and the date of expiration, if applicable. Neither Seller nor the Company employs or engages any individuals who provide services to the Company on an independent contractor or consultancy basis and whose contracts cannot be terminated at will, without advance notice and without penalty or further obligation on the part of the Company. Except as set forth on Schedule 3.15(a), neither Seller nor the Company employs or engages any temporary or contingent workers through any third party staffing agency, professional employer organization, or employer of record, to provide workers to the Operations. All Business Employees are employed on an “at will” basis, and have been paid all earned wages or other compensation in full, owed to such Business Employee as of the Closing. There are no severance payments which are or could become payable by the Company to any Business Employee under the terms of any written or, the Knowledge of the Seller, oral Contract. Each Business Employee is an employee of a Predecessor Entity as of the date of this Agreement and will be an employee of the Company on the Closing Date unless such Business Employee has ceased to be an employee of the Predecessor Entities and their Affiliates prior to the Closing Date.
(b)Except as set forth on Schedule 3.15(b) and for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the date of this Agreement: (i) there is no, and during the twenty-four (24) month period immediately preceding the date hereof there has not been any, material labor strike or lockout pending, or, to the Knowledge of Seller, threatened, in each case by the Business Employees; (ii) there are no collective bargaining agreements pertaining to the Business Employees or, to the Knowledge of Seller, any material union organization campaigns by the Business Employees; and (iii) Seller and its Affiliates (as applicable) are, and for the twenty-four (24) month period preceding the Closing Date have been, in compliance in all material respects with all labor and employment Laws applicable to the Business Employees, including Laws relating to wages, hours, overtime, exempt or non-exempt classification under the Fair Labor Standards Act or similar state or local Law (“FLSA”), collective bargaining, labor practices, equal employment opportunities, fair employment practices, harassment, retaliation, reasonable accommodations, hiring, promotion and termination of employees, working conditions, leaves of absence, paid time off, paid sick leave, classification of contractors, consultants and other service providers, unemployment insurance, employment discrimination, harassment, retaliation, pay equity, affirmative action, safety and health, immigration status, and workers’ compensation.
(c)Except as would not result in material liability for the Predecessor Entities, each Predecessor Entity, with respect to each Business Employee, (i) currently properly classifies and treats, and since January 1, 2022 has properly classified and treated, each such employee engaged in the Operations as exempt or non-exempt for the purposes of the FLSA, and (ii) is, and since January 1, 2022 has been in compliance in all material respects with such Laws (including with respect to the payment of wages and overtime) with respect to the conduct of the Operations. Except as would not result in material liability for the Predecessor Entities, each Predecessor Entity, with respect to each Business Employee, has since January 1, 2022 fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees and other compensation that has come due and payable to its current and former employees engaged in the Operations under applicable Law, Contract, or policy.
(d)For the twelve (12) month period immediately preceding the Closing Date, Seller, in connection with the Operations, has not implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or similar actions that triggered notice, payment, or other obligations under the WARN Act, in each case with respect to the Operations, and no such employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or similar actions are currently contemplated, planned or announced. Seller has since January 1, 2022 complied in all material respects with the WARN Act with respect to the Operations, including with respect to any notice or payment obligations, as applicable. During the ninety (90) day period preceding the date hereof, no employee who has provided or is providing services to the Operations has suffered an “employment loss” as defined in the federal WARN Act.
(e)To the Knowledge of Seller, no Business Employee (i) has any present intention to terminate his or her employment nor (ii) is a party to any confidentiality, non-competition, proprietary rights, or other such agreement between such Business Employee and any Person that would adversely affect the ability of the Company to conduct its business or would be material to or violated by (x) the performance of such employee’s duties or (y) the engagement or employment by the Company of such employee.
(f)The Company is not party to, and no Business Employees are covered by, any collective bargaining agreements or any other labor-related agreement or understanding with any labor organization. Since January 1, 2022, no labor organization nor group of employees has filed any representation petition or made any written or, to the Knowledge of Seller, oral demand for recognition with respect to the Operations. To the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened, in each case with respect to the Operations.
(g)There is no material employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind pending or, to the Knowledge of Seller, threatened in any forum relating to an alleged material violation of any Law applicable to the Company or the Operations. To the Knowledge of Seller, none of the employment policies or practices of the Company, any Predecessor Entity, or the Operations is currently being audited or investigated by any Governmental Authority, and, since January 1, 2022, no such audit or investigation has occurred.
(h)The Operations do not involve providing any Finished Goods Inventory, either as a contractor or a subcontractor of a government contractor, to any local, state or federal governmental agency or subdivision thereof.
(i)In the last three (3) years, to the Knowledge of Seller, no material allegations of sexual harassment or discrimination have been made by any employee of the Company or the Operations against any Business Employee.
Section 3.16.Benefit Plans.
(a)Schedule 3.16 sets forth a list of each material Benefit Plan. Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each such Benefit Plan with respect to which the Company or Buyer could have any liability has been operated in compliance with its terms and with applicable Laws of the relevant jurisdiction in which such Benefit Plan is maintained. Except as provided in Section 6.3, the Company has no binding commitment to adopt, establish or enter into any arrangement that would be a Benefit Plan if in existence on the date hereof.
(b)With respect to each material Benefit Plan, Seller has made available to Buyer information reasonably necessary for Buyer to satisfy its obligations under Section 6.3, including information with respect to the Seller 401(k) Plans from which the Buyer 401(k) Plan will accept eligible rollover distributions as contemplated by Section 6.3. There is no fact, condition, or circumstance since the date the documents were provided in accordance with this Section 3.16(b) which would affect the information contained therein.
(c)No Business Employee is or has ever been a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan.
(d)There are no Actions or termination proceedings pending or, to the Knowledge of Seller, threatened against or involving any Benefit Plan, and there are no investigations by any Governmental Authority or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the Knowledge of Seller, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan other than Actions or assertions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)With respect to each material Benefit Plan, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred.

(f)The Company is not reasonably expected to be subject to any tax, penalty or assessable payment under Code Section 4980H.
(g)The Predecessor Entities and the Company have timely made all contributions and other payments (including, but not limited to, insurance premiums) required by and due under the terms of each material Benefit Plan.
(h)No material Benefit Plan provides retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other similar applicable statute.
(i)Except as specifically provided in Section 6.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Business Employee, (ii) result in any forgiveness of indebtedness of any Business Employee, (iii) increase any benefits otherwise payable by the Company, (iv) result in the acceleration of the time of payment or vesting of any such benefits of any Business Employee or (v) increase the cost to the Company under any material Benefit Plan.
(j)Neither the execution and delivery of this Agreement and any related documents nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, result in any payments or benefits for any Business Employee under any Benefit Plan or otherwise that may be considered “excess parachute payments” under Section 280G of the Code.
Section 3.17.Real Property.
(a)As of the Closing, the Company shall have good and valid fee simple title in the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)Except in connection with the Pre-Closing Restructuring or as otherwise disclosed on Schedule 3.17(b), (i) Seller has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the Real Property (other than Permitted Encumbrances), (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein and (iii) neither Seller nor any of its Affiliates has leased, licensed, contracted to sell, or otherwise granted to any Person the right to use, occupy or acquire any portion of the Real Property, and neither Seller nor any of its Affiliates has received notice of any claim of any Person to the contrary. Seller has made available to Buyer true, accurate, and complete copies of the most recent title commitments and/or policies and surveys in the possession of Seller with respect to the Real Property.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as may be disclosed on any survey made available to or obtained by Buyer prior to the date hereof, to the Knowledge of Seller (i) use of the Real Property for the purposes for which it is presently being used is permitted as of right under applicable zoning and other land use Laws, (ii) all Improvements are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled, (iii) no part of Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Real Property and (iv) there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property encroach on any part of the Real Property. Except as may be disclosed on any survey made available to or obtained by Buyer prior to the date hereof, the Real Property (A) to the Knowledge of Seller, abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting the Real Property and comprising a part of the Real Property and (B) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements located thereon.
(d)The Improvements are in all material respects (i) structurally sound, (ii) either in good operating condition and repair (ordinary wear and tear excepted) or scheduled for maintenance or repair in the ordinary course of business, (iii) free from latent and patent defects and (iv) suitable for the purposes for which they are currently being used by Seller and its Affiliates.
(e)All Permits that are required or appropriate to use or occupy the Real Property have been issued and are in full force and effect, except for any failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true and correct copies of all Permits in Seller’s possession. Except as set forth on Schedule 3.17(e), neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority or other Person having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Permit.
(f)The parcels constituting the Real Property are assessed separately from all other adjacent property not constituting the Real Property for purposes of real estate Taxes assessed to, or paid by, Seller or any of its Affiliates. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority or other Person having jurisdiction over the Real Property with respect to the Real Property or any portion thereof that are delinquent, and, except as set forth on Schedule 3.17(f), neither Seller nor its Affiliates have received written notice of any pending or threatened increase or special assessment or reassessment of any such Taxes, costs or expenses. Neither Seller nor its Affiliates have received written notice that any public improvements have been commenced or are planned that will result in special assessments against or otherwise materially adversely affect the Real Property, except as set forth on Schedule 3.17(f).
(g)Neither the whole nor any portion of the Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, and neither Seller nor its Affiliates have received written notice of any planned, scheduled or proposed condemnation, expropriation or taking of the Real Property or any portion thereof.
Section 3.18.Environmental Matters.
(a)Each of Seller and the Company is currently and has been in compliance in all material respects with all Environmental Laws applicable to its use of the Acquired Assets or the Operations;
(b)Neither Seller nor the Company has received from any Governmental Authority or any other Person (i) any Environmental Notice or Environmental Claim; or (ii) any

request for information pursuant to Environmental Law or any Environmental Permit, which, in either case, remains pending or unresolved or is the source of ongoing obligations or requirements for Seller (with respect to the Operations or the Acquired Assets) or the Company;
(c)Environmental Claims. There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against any other Person whose Liability therefor may have been retained or assumed by, or could be imputed or attributed to, the Company, the Acquired Assets or the Operations relating in any way to any Environmental Laws or Environmental Permits.
(d)Hazardous Substances.
(i)Releases. There has been no Release of Hazardous Substances arising from the Operations or the Acquired Assets in contravention of, or that would result in Liability to Seller or the Company under, any Environmental Law or any Environmental Permit. No Person has been exposed to Hazardous Substances from the Operations or the Acquired Assets, and no real property currently or, to the Knowledge of Seller, formerly owned, leased, subleased, used or occupied by Seller or the Company related to the Operations, has been contaminated with any Hazardous Substances which, in each case, would reasonably be expected to result in a material Environmental Claim against, material Liability under, or a material violation of Environmental Law or any applicable Environmental Permit by, Seller or the Company.
(ii)Disposal and Transportation. In connection with the Operations, neither Seller nor the Company has disposed of, transported, arranged for transport, or otherwise sent Hazardous Substances used in, made by, or generated by the Operations or the Acquired Assets to any site or location where a Release of Hazardous Substances has occurred that requires, or could reasonably be expected to require, investigation removal, cleanup, or other remedial action under Environmental Law.
(iii)CERCLA. No real property currently or formerly owned, leased, subleased, used or occupied by the Company or by Seller in connection with the Operations and, to the Knowledge of Seller, no real property at which Hazardous Substances or wastes arising from the Operations or the Acquired Assets have come to be located, is listed on, or has been proposed for listing on, the National Priorities List (or SEMS/CERCLIS) under CERCLA, or any similar list maintained by any Governmental Authority under any analogous state law.
(e)Features. Except as set forth on Schedule 3.18(e), in connection with the Operations, neither Seller or the Company currently owns or operates, and has never owned or operated, any of the following at any real property currently or formerly owned, leased, subleased, used or occupied by Seller or the Company for the Operations: (i) any active or abandoned aboveground or underground storage tanks; (ii) any active or abandoned aboveground or underground pits, basins, oil-water separators, or other subgrade features; or (iii) any active or abandoned landfills or surface impoundments containing any Hazardous Substances.
(f)PCBs, Asbestos and PFAS. No polychlorinated biphenyls or substances containing polychlorinated biphenyls (“PCBs”), nor any asbestos or materials containing asbestos, are present in or on any real property currently or formerly owned, leased, subleased, used or occupied by Seller or the Company in connection with the Operations in a condition that Seller, Company or any other Person is currently required to abate or remediate pursuant to any Environmental Law. Except as set forth on Schedule 3.18(f), neither Seller or the Company presently use or manufacture, and has not used or manufactured in the past, any products, equipment or materials that are, or that include as a component or ingredient, per- or polyfluorinated compounds, including perfluorooctane sulfonate or perfluorooctanoic acid in connection with the Operations or the Acquired Assets.
(g)Third-Party Liabilities. In connection with the Operations or the Acquired Assets, neither Seller nor the Company has undertaken, assumed, become subject to, or provided an indemnity or otherwise assumed by Contract or operation of Law, any Liabilities or obligations of any other Person under or related to Environmental Law, and neither Seller nor any of its Affiliates has received written notice that there are Environmental Claims pending or threatened against any other Person whose Liability therefor may have been retained or assumed by, or imputed or attributed to, Seller or the Company relating in any way to the Operations or the Acquired Assets.
(h)Environmental Permits. All Environmental Permits that are required for Seller or its Affiliates to conduct the Operations or use the Acquired Assets prior to and on the date of this Agreement have been obtained and are valid and in full force and effect. Section 3.18(h) sets forth a correct and complete list of all material Environmental Permits issued to Seller or its Affiliates to conduct the Operations or use the Acquired Assets. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened the effect of which would reasonably be expected to result in the termination, non-renewal or material modification of any such Environmental Permit, and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Environmental Permit.
(i)Environmental Reports. Seller has made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the Operations or the Acquired Assets that are in the possession of Seller or the Company; and (ii) any and all material documents concerning any planned or anticipated capital expenditures required to ensure compliance with applicable Environmental Laws or applicable Environmental Permits related to the Operations or the Acquired Assets.
Section 3.19.Privacy and Information Security.
(a)Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Seller and its Affiliates are in compliance with all Privacy Laws. Since January 1, 2022, to the Knowledge of Seller, there have been no successful unauthorized intrusions or material breaches of the security of information technology systems used for the Acquired Assets that has resulted in the unauthorized use or disclosure of any Personal Information owned or maintained by Seller or its Affiliates and exclusively relating to the Acquired Assets. Seller and its Affiliates have implemented and maintained, commercially reasonable and at a minimum industry standard security measures, plans, procedures, controls, and programs, including written information security programs, to (i) identify and address risks to the privacy and security of Personal Information in their possession, or control, (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its Technology Systems involved in the processing of Personal Information, and (iii) provide notification in compliance with applicable Privacy Laws in the case of any security incident.

(b)The electronic data processing, information, record keeping, communications, telecommunications, hardware, networks, peripherals, and computer systems, including any outsourced systems and processes that are used in the Operations (collectively, “Technology Systems”) are reasonably adequate for the Operations as currently conducted. With respect to each Technology System: (i) the Seller or its Affiliates have taken commercially reasonable steps and implemented procedures designed to protect such Technology Systems from viruses or other malicious code, including the use of antivirus software; (ii) to the Knowledge of Seller, there have been no material security breaches by an unauthorized third party to the physical or virtual assets or premises or Technology Systems of Seller or its Affiliates resulting in unauthorized access to the proprietary data of Seller or the Operations or to proprietary data or other confidential information of any third party; and (iii) Seller and its Affiliates have taken commercially reasonable steps and implemented commercially reasonable procedures and measures to mitigate risks that the Technology Systems will be used or accessed by persons other than employees, contractors, or other authorized personnel of Seller or its Affiliates or other than in a manner in which such personnel are authorized to use or access the Technology Systems. To the Knowledge of Seller, (A) there has not been any material malfunction with respect to any of the Technology Systems that has not been remedied or replaced in all material respects, (B) no action will be necessary as a result of the transaction effected by this Agreement to enable use of the Technology Systems to continue to the same extent and in the same manner in all material respects that it has been used prior to the Closing, and (C) Seller is not in material breach of any obligations owed under such licenses or leases or under its arrangements with third parties for maintenance or support of the Technology Systems.
(c)The Operations (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, (ii) act in compliance therewith in all material respects, and (iii) test such plans and procedures on a regular basis. Such plans and procedures have been proven effective upon such testing.
Section 3.20.Intellectual Property.
(a) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property Rights licensed to Buyer and the Company under the IP Agreement and other Ancillary Documents (the “Operations IP”).
(b)Seller’s use of the Operations IP in connection with the Operations as currently conducted by Seller, and as formerly conducted by Seller in the last three (3) years, have not infringed, misappropriated, diluted, or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property Rights of any Person. To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Operations IP.
(c)Seller’s rights in the Operations IP are subsisting and, to the Knowledge of Seller, valid and enforceable. Seller is the sole owner of all Operations IP. Seller has taken all reasonable steps to maintain the Operations IP and to protect and preserve the confidentiality of all trade secrets included in Operations IP.
(d)There have been no Actions (including any oppositions, interferences, or re-examinations) settled or decided in the last three (3) years and there are no Actions (including any oppositions, interferences or re-examinations) currently pending or, to the Knowledge of

Seller, threatened (including in the form of written or, to the Knowledge of Seller, oral offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person in connection with the Operations; (ii) challenging the validity, enforceability, registrability or ownership of any Operations IP or Seller's rights with respect to any Operations IP; or (iii) by Seller alleging any infringement, misappropriation, dilution or violation by any Person of any Operations IP. Seller is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Operations IP by the Company.
Section 3.21.Material Suppliers. Schedule 3.21 sets forth the top five (5) suppliers of the Operations (measured by the dollar amount of business written by such suppliers, which amounts are set forth on Schedule 3.21) for the twelve-month periods ending December 31, 2023 and 2024 (each, a “Material Supplier”). Other than as set forth on Schedule 3.21, no Material Supplier (a) has, as of the date hereof, ceased, or notified the Company or Seller that it will cease or has threatened to cease to supply products or services to the Company or the Operations, (b) adversely modified its relationship with the Company or the Operations (including by changing the pricing terms or other terms of such Material Supplier’s business with the Company or the Operations) or (c) to the Knowledge of Seller, intends to adversely modify its relationship with the Company or the Operations. Neither the Company nor any member of the Seller Group is a party to, and in the last three (3) years neither the Company nor any member of the Seller Group has been a party to, any litigation with any Material Supplier.
Section 3.22.NSA Compliance. To the Knowledge of Seller, Seller and its Affiliates are in material compliance with the NSA as applicable to the Facility.
Section 3.23.No Other Representations or Warranties. Except for the representations and warranties made by Seller in this ARTICLE III, (a) neither Seller nor any other Person makes any representation or warranty with respect to Seller, its Affiliates, the Operations, the Acquired Assets or the Assumed Liabilities and (b) Seller hereby disclaims all representations and warranties and statements with respect to Seller, its Affiliates, the Operations, the Acquired Assets or the Assumed Liabilities, whether express or implied, by statute, custom of the trade or otherwise (including any such representations or warranty or statement relating to non-infringement, the description or quality of any Acquired Assets, or their merchantability or fitness for a particular purpose or use under any conditions), and any such representation, warranty or statement is hereby excluded.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 4.1.Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents.
Section 4.2.Authorization; Validity. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents, and the execution and delivery of this Agreement and the Ancillary Documents and the performance of all of its obligations hereunder and thereunder has been duly authorized by Buyer through all necessary corporate action. This Agreement has been, and the Ancillary Documents will be at Closing, duly executed and delivered by Buyer, and constitute or will constitute (as applicable) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
Section 4.3.No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Documents by Buyer is not prohibited or limited by, will not result in the breach of or a default under and will not result in any conflict related to: (a) the constituent documents of Buyer; (b) any agreement or instrument binding on Buyer or its Affiliates (including any indebtedness thereof); or (c) any Law applicable to Buyer.
Section 4.4.Consents and Approvals. No consent, approval, Order, permit or authorization of, or registration with, any Governmental Authority is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions, except for (a) any Required Governmental Consents (including, without limitation, the CMA Approval) and (b) such consents, approvals, Orders, permit authorizations, registrations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to impair or materially delay the ability of Buyer to (i) perform its obligations under this Agreement or (ii) consummate the Transactions (collectively, a “Buyer Material Adverse Effect”).
Section 4.5.Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Buyer.
Section 4.6.Financing. As of the date hereof, Buyer has delivered to Seller (i) a true and complete copy of the Buyer Credit Agreement, together with all exhibits, schedules and annexes thereto, as amended, modified, supplemented or replaced from time to time in whole or in part), from the Debt Financing Sources party thereto, pursuant to which and subject to the terms and conditions thereof, the Debt Financing Sources committed to lend the amounts set forth under the Buyer Credit Agreement under the terms and conditions set forth therein (the “Debt Financing”) and (ii) executed letters of intent or their equivalent from the lenders under the Buyer Credit Agreement indicating their intention to provide an amendment or consent under the Buyer Credit Agreement to permit proceeds of the Buyer Credit Agreement to be used to fund all or a portion of the Purchase Price (the “Letter of Intent”). Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), satisfaction of the funding conditions set forth in the Buyer Credit Agreement (as it may be amended in connection with the Letter of Intent), and the consummation of an amendment or waiver to the Buyer Credit Agreement as contemplated by the Letter of Intent, Buyer will have sufficient immediately available funds on or prior to the Closing to pay all amounts required to be paid by Buyer under ARTICLE II in connection with or as a result of the Closing or otherwise in connection with the Transactions contemplated by this Agreement, and to pay all of its related fees and expenses (such sufficient immediately available funds, the “Funds”). The Buyer Credit Agreement is a valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, each other party thereto. As of the date hereof, (i) the Buyer Credit Agreement is in full force and effect, has not been amended, modified, supplemented, terminated, rescinded or replaced in any respect, (ii) no such amendment, modification, supplement, withdrawal, termination, rescission or replacement is contemplated except as contemplated by the Letter of Intent, (iii) the commitments contained in the Buyer Credit Agreement have not been withdrawn, terminated, repudiated or rescinded in any respect or amended or modified and, to the knowledge of Buyer, no such withdrawal, termination, amendment, modification, repudiation or rescission is contemplated, (iv) the Excess Availability (as defined in the Buyer Credit Agreement as in effect on the date hereof) is $84.5 million and (v) assuming the satisfaction of the conditions precedent set forth in ARTICLE VII, no event has occurred which (with or without notice, lapse of time or both) could reasonably be expected to constitute a default or breach on the part of Buyer, under any term or condition of the Buyer Credit Agreement. To the knowledge of Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could, or could reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Buyer Credit Agreement or (ii) otherwise result in any portion of the Debt Financing not being available when required pursuant to the terms of the Buyer Credit Agreement. As of the date hereof and assuming compliance by Seller and consummation of an amendment or waiver to the Buyer Credit Agreement as contemplated by the Letter of Intent, the Company and its Subsidiaries and their respective Representatives with their respective obligations under this Agreement and satisfaction of the conditions to this Agreement required to be satisfied by such Persons, Buyer has no reason to believe that the Funds shall not be available as of the Closing. In no event shall the receipt by, or the availability of any funds or financing to, Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the Transactions.
Section 4.7.Solvency. Buyer is not entering into this Agreement or any of the Ancillary Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or waiver of the conditions to the obligations of Buyer to consummate the Closing as of the Closing Date and immediately after giving effect to the Transactions (including the payment of all amounts payable pursuant to ARTICLE II in connection with or as a result of the Transactions and all related fees and expenses of Buyer and its Affiliates in connection therewith), (a) the amount of the “fair saleable value” of the assets of Buyer will exceed (i) the value of all liabilities of Buyer, including contingent and other liabilities and (ii) the amount that will be required to pay the probable liabilities of Buyer on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Buyer will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) Buyer will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 4.8.CFIUS Foreign Person Status. Buyer is not a “foreign person” or a “foreign entity,” as defined in the DPA.
Section 4.9.Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened, against Buyer before or by any Governmental Authority, nor are there any Orders outstanding against Buyer, which would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE V.
TAX MATTERS
Section 5.1.Tax Returns. Buyer shall be responsible for preparing and filing any Tax Returns of the Company for any Pre-Closing Tax Periods that are due after the Closing Date. In the event that any such Tax Return includes Excluded Taxes for which an indemnification claim may be made under ARTICLE IX or would otherwise reduce amounts payable to Seller under this Agreement, Buyer shall provide Seller with a copy of such Tax Return for review and comment at least thirty (30) days prior to the due date thereof (taking into account extensions) or, if such Tax Return is due within thirty (30) days of the Closing Date, as soon as reasonably practicable. Buyer shall incorporate all reasonable comments received from Seller on the relevant Tax Return.
Section 5.2.Straddle Period Taxes. For purposes of this Agreement with respect to Tax Refunds and Taxes with respect to a Straddle Period, (a) in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended as of the Measurement Time based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis, and (b) in the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.
Section 5.3.Tax Contests. Buyer shall notify Seller within fifteen (15) days of receipt by Buyer or any of its Affiliates (including, after the Closing, the Company) of notice of any pending or threatened assessment or claim in any audit, litigation or other proceeding relating to any Excluded Tax (a “Tax Contest”), provided, however, that failure of the Buyer to timely give the notice provided in this Section 5.3 to Seller shall not affect Seller’s obligations hereunder unless Seller can demonstrate that it was actually prejudiced by such failure and, in which case, Seller’s obligations hereunder shall be reduced to the extent (and only to the extent) of such prejudice. Buyer shall have the right to control any such Tax Contest, including the settlement or other disposition thereof; provided, that (a) Seller shall have the right to participate, at its own expense, in any such Tax Contest, (b) Buyer shall consider in good faith any reasonable comments of Seller with respect to the conduct of such Tax Contest, (c) Buyer shall keep Seller reasonably informed of the status of such Tax Contest (including by providing Seller with copies of all material written correspondence with a taxing authority regarding such matter), and (d) Buyer shall not settle or compromise any such Tax Contest that may give rise to an indemnification claim pursuant to ARTICLE IX, without the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall be entitled to participate in, any Tax Contest that solely relates to any Tax Return of a consolidated, combined or unitary group that includes Seller or any of its Affiliates and where Seller is responsible for any related Tax that may arise from such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 5.3 and any other provisions in this Agreement, the provisions of this Section 5.3 will control. For the avoidance of doubt, any claim for indemnification in respect of such Tax Contest will be governed by ARTICLE IX.
Section 5.4.Post-Closing Actions. After the Closing Date and without the consent of Seller (which consent not to be unreasonably withheld, conditioned, or delayed), with respect to Tax Returns of the Company for Pre-Closing Tax Periods (excluding the portion of any Straddle Period that is in a Pre-Closing Tax Period), Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company), to (1) amend or re-file any Tax Return of the Company with respect to a Pre-Closing Tax Period, (2) make any Tax election with respect to the Company that has retroactive effect to a Pre-Closing Tax Period, or (3) enter into any voluntary disclosure agreement or similar Tax disclosure or amnesty program with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period.
Section 5.5.Cooperation. Buyer, on the one hand, and Seller, on the other hand, agree to cooperate in good faith and furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by such Parties and the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit, or proceeding relating to any Tax. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be required to provide Buyer with any consolidated, combined, unitary or similar group Tax Return that includes Seller and any of its Affiliates.
Section 5.6.Tax Refunds. Seller shall be entitled to any Tax refund or credit in lieu thereof (including any interest in respect thereof) that constitutes an Excluded Asset (a “Tax Refund”), net of any Taxes imposed on the receipt or accrual of such Tax Refund and any reasonable out-of-pocket costs of the Buyer or the Company incurred in connection with obtaining such Tax Refund. Within five (5) days following the receipt of any Tax Refund (including the utilization of any credit to offset Taxes otherwise payable) after the Closing, Buyer shall pay Seller an amount equal to such Tax Refund by wire transfer of immediately available funds to such account or accounts designated in writing by Seller. Buyer and the Company (i) shall file such Tax Returns and take such other actions as may be necessary or otherwise reasonably requested by Seller (at Seller’s expense for any out-of-pocket costs) in order to receive or determine the amount of availability of any Tax Refund and (ii) shall not affirmatively surrender, intentionally fail to collect, or otherwise intentionally minimize or delay the receipt of any Tax Refund for the benefit of Seller. In the event that any Tax Refund that is paid to Seller pursuant to this Section 5.6 is subsequently disallowed, Seller shall promptly pay to Buyer or the Company the amount of such Tax Refund so disallowed, and any related penalties and interest.
ARTICLE VI.
COVENANTS
Section 6.1.Availability of Records; Information; Access to Facility; Cooperation. Subject to any limitations that are required to preserve any applicable attorney-client privilege (provided, that prior to withholding any such information, Seller shall notify Buyer in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Buyer to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Buyer access to such information to the fullest extent reasonably practicable under the circumstances), (a) after the Closing, Buyer and Seller will make available to each other and their Affiliates, agents and representatives during normal business hours (as reasonably requested by Buyer in writing reasonably in advance) all Books and Records and information in their possession relating to the Acquired Assets and as are reasonably necessary for Buyer to satisfy its obligations under Section 6.3, and Seller shall direct any third-party claims administrator for a Benefit Plan of Seller during normal business hours to transfer any benefits plan information in connection with any Transferred Employees as reasonably requested by the third-party administrator for a Buyer Plan in order for Buyer to satisfy its obligations under Section 6.3, and (b) during the period starting on the date of this Agreement and ending as of the earlier of the Closing and the date that this Agreement is terminated pursuant to Section 8.1, (1) for purposes related to consummating the Transactions (including day one readiness integration planning (such as payroll, human resources and benefits, information technology, property insurance underwriting and financial reporting requirements)) and (2) for purposes of enabling Buyer to satisfy any conditional exclusions set forth in the R&W Insurance Policy (including to conduct appraisals and inspections of the Facility and Furniture and Equipment (including an inspection, engineering assessment and maintenance assessment)), Seller will during normal business hours (as reasonably requested by Buyer in writing reasonably in advance) make available or provide access to Buyer and its Affiliates, agents and representatives (A) all Books and Records and information in Seller’s possession relating to the Acquired Assets as may reasonably be requested (including, for the avoidance of doubt, continuing access to the Intralinks Project Panda data room and providing Reviewed Quarterly Financial Statements), and (B) any management-level employee of Seller or its Affiliates (including the Company) with whom Buyer has been in contact with in connection with the Transactions (provided that such contact was initiated or permitted by Seller) and, at Seller’s sole discretion, any other management-level Business Employee upon Buyer’s reasonable request. Each Party agrees and acknowledges that (x) any access pursuant to this Section 6.1 shall be provided in such a manner as not to interfere unreasonably with the conduct of the business of Seller or any of its Affiliates, including the Operations, and (y) (i) all information provided to Buyer and its representatives in connection with this Section 6.1 shall be governed in accordance with the Confidentiality Agreement. Buyer agrees to preserve all Books and Records delivered to it by Seller at Closing, for at least seven (7) years after the Closing Date, and not to destroy or dispose of the same, for at least seven (7) years after the Closing Date.
Section 6.2.Ordinary Conduct of Business. During the period starting on the date of this Agreement and ending as of the earlier of the Closing and the date that this Agreement is terminated pursuant to Section 8.1, except (i) as otherwise required or contemplated by this Agreement or any of the Ancillary Documents (including any actions, elections or transactions undertaken pursuant to the Pre-Closing Restructuring), (ii) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as required by Law (including as required to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19) or (iv) as set forth on Schedule 6.2 hereto, Seller shall not, and shall cause its applicable Affiliates not to, solely with respect to the Acquired Assets:
(a)conduct the Operations, except in the ordinary course of business;
(b)sell, transfer or dispose of assets that would have been included in the Acquired Assets, other than (i) WIP Inventory in the ordinary course of business and (ii) non-material Furniture and Equipment;

(c)fail to use commercially reasonable efforts to maintain and preserve intact the goodwill related to the Acquired Assets;
(d)disclose any confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of and preserving all rights Seller or its Affiliate in such confidential information);
(e)enter into, establish, adopt, amend, or modify any: (1) to the extent it would impact Buyer’s obligations under Section 6.3, Benefit Plans, (2) collective bargaining or other labor-related agreement with a labor union, in each case whether written or oral or (3) loan to (or forgiveness of any loan to) any Business Employees;
(f)(i) hire new employees, or terminate (without cause) existing Business Employees, in each case, with annual compensation in excess of $150,000, (ii) grant any bonuses to the Business Employees, whether monetary or otherwise, (iii) increase any wages, salary, severance, or other compensation in respect of the Business Employees; or (iv) grant any equity awards to any Business Employee.
(g)modify, amend, terminate or cancel any Assigned Contract;
(h)make any material change in their respective accounting methods, except as required by IFRS;
(i)other than with respect to any consolidated, combined, or affiliated Tax Return of Seller or any of its Affiliates, take any action to make, change, or rescind any Tax election; amend any Tax Return; settle or compromise any Tax claim; consent to the waiver or extension of the statute of limitations period applicable to any Tax claim; execute any closing agreement or other Contract with any Tax Authority with respect to Taxes or any Tax allocation, Tax sharing, Tax assumption, or Tax indemnification agreement; or take any position on any Tax Return, or incur any Tax Liability outside the ordinary course of business, in each case, to the extent such actions would reasonably be expected to materially increase any Tax of the Company or Buyer (with respect to its ownership of the Company) after the Closing; or
(j)agree, or enter into any agreement, to do any of the foregoing.
Section 6.3.Employee Matters.
(a)On or prior to the Closing Date, Seller shall have delivered, or caused its relevant Affiliates to have delivered, to each of the Business Employees (and any other employee who is hired to perform services for the Operations as permitted by Section 6.2(f)) who remains employed as of the Closing Date a notice of transfer of employment to the Company in substantially the form attached hereto as Exhibit H; provided, however, with respect to any Business Employee who, as of the Closing, is not actively employed due to being on short-term or long-term disability leave, workers’ compensation or other approved leave of absence (each an “Inactive Business Employee”), the employment of such Inactive Business Employees will not transfer to the Company on or prior to the Closing Date and, instead, Seller will provide Buyer with the list of such Inactive Business Employees no later than three (3) days after the Closing Date. After the Closing Date, to the extent any such Inactive Business Employee notifies Seller of an intent to return to active employment within six (6) months immediately following the Closing Date (or such longer period provided by Law), Seller shall, in turn, notify Buyer in writing of such Inactive Business Employee’s stated intent and provide Buyer with such information as Buyer reasonably requests to confirm such employee’s ability to resume employment in accordance with Buyer’s standard employment policies, and within ten (10) Business Days after receiving such written notice from Seller, if Buyer concludes that the Inactive Business Employee is able to return to active employment in accordance with Buyer’s standard employment policies, then Buyer shall cause the Company or one of its Affiliates to extend an offer of employment to each such Inactive Business Employee that provides for (i) the same or substantially similar job title and work location as provided to such Inactive Business Employee immediately before the Closing, (ii) an annual base salary or wage rate and target cash-based bonus opportunity in an amount that is at least equal to such amounts as provided to such Inactive Business Employee immediately before the Closing, (iii) through December 31, 2025, if applicable, employee benefits that are substantially comparable in the aggregate as those provided to such Inactive Business Employee immediately before the Closing (excluding any defined benefit pension benefits, dependent flexible spending account matching contributions, adoption/surrogacy reimbursements, nonqualified deferred compensation plans and supplemental leave benefits) (collectively, the “Excluded Benefits”)) and (iv) from January 1, 2026 through to the first (1st) anniversary of the Closing, if applicable, employee benefits that are substantially commensurate with similarly-situated employees of Buyer or its applicable Affiliates during the same period (excluding the Excluded Benefits). Such offer of employment, if accepted by the applicable Inactive Business Employee, shall be effective upon the date upon which such Inactive Business Employee is able to commence active employment, provided such commencement date occurs within six (6) months immediately following the Closing Date (or such longer period provided by Law).  For purposes of applying the provisions of Section 6.3(b), (c), (d), (e), (f), (g) and (h) to any Inactive Business Employee who accepts such offer of employment, all references in Section 6.3(b), (c), (d), (e), (f), (g), and (h) to the Closing Date shall instead be deemed to refer to the Inactive Business Employee’s first day of employment with the Company or one of Buyer’s Affiliates. Notwithstanding any other provision of this Agreement, Seller shall retain the obligation and liability to provide benefits and compensation to, and all other costs and other liabilities in respect of, any Inactive Business Employee (and their dependents) prior to such commencement date as and when such costs and liabilities are incurred, and Buyer shall have no liability or obligation therefor. Each employee who becomes employed by the Company, the Buyer or one of Buyer’s Affiliates pursuant to this subsection (a) is referred to as a “Transferred Employee”. Nothing in this Agreement shall require Buyer to issue any equity-based awards to any Transferred Employees.
(b)During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall (or shall cause the Company or an Affiliate to) provide each Transferred Employee during their employment with the Buyer, the Company or an Affiliate with annual base salary or wage rate and target cash-based bonus opportunity in an amount that is not less than that provided to such Transferred Employee immediately before the Closing. During the period beginning on the Closing Date and ending on December 31, 2025, Buyer shall (or shall cause the Company or an Affiliate to) provide each Transferred Employee during their employment with Buyer, the Company or any Affiliate with employee benefits that are substantially comparable in the aggregate to those provided to such Transferred Employee immediately before the Closing (excluding the Excluded Benefits). During the period beginning on January 1, 2026 and ending on the first (1st) year anniversary of the Closing, Buyer shall (or shall cause the Company or an Affiliate to) provide each Transferred Employee during their employment with Buyer, the Company or any Affiliate with employee benefits substantially commensurate with similarly-situated employees of Buyer or its applicable Affiliates during the same period (excluding the Excluded Benefits).

(c)Unless otherwise provided in the Transition Services Agreement, as of the Closing Date, all Transferred Employees shall, if applicable, be eligible to participate in and, if elected, shall commence participation in, all benefits or compensation plans, programs, policies, agreements or arrangements maintained by Buyer or its Affiliates on the Closing Date for the benefit of the Transferred Employees (collectively, the “Buyer Plans”). From and after the Closing Date, Buyer shall and shall cause its Affiliates (including the Company) to grant each Transferred Employee credit for any service with Seller and its Affiliates earned before the Closing Date for purposes of eligibility, vacation accrual, vesting and levels of benefits under any Buyer Plan to the same extent as such Transferred Employee was entitled immediately before the Closing in a comparable Benefit Plan. In addition, unless otherwise provided through the Transition Services Agreement, Buyer shall and shall cause its Affiliates (A) to cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by a Transferred Employee under any Benefit Plan as of the Closing Date and (B) cause deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Buyer Plan in the year of initial participation. Notwithstanding the foregoing, Buyer’s or its Affiliates’ (including the Company’s) obligations hereunder are contingent upon: (i) there being no duplication of benefits, (ii) the consent of any insurer or third party claims administrator of a Buyer Plan, which Buyer shall use reasonable commercial efforts to obtain, and (iii) the timely provision of such information from Seller (or Seller’s insurers or third-party claims administrators) as reasonably requested by Buyer in order to administer the provisions hereof.
(d)The Parties have agreed to provide cash bonuses to the Business Employees pursuant to a retention incentive program contingent upon their continued employment and satisfaction of the other conditions as are set forth on Schedule 6.3(d). The aggregate amount of such retention bonuses shall not exceed $4,000,000 (with the expected amounts, as of the date hereof, of the Closing Retention Amount, the Year 1 Post-Closing Retention Amount and the Year 2 Post-Closing Retention Amount set forth on Schedule 6.3(d)) and shall be borne equally by Buyer on the one hand and Seller on the other hand. In connection with the Closing, Seller shall pay (or cause to be paid) that portion of retention incentive bonuses awarded by Seller or its Affiliates prior to the Closing Date which are due to be paid at the Closing (the “Closing Retention Amount”) (for the avoidance of doubt, Seller shall also be responsible for the employer portion of any employment taxes related to such payments). Pursuant to the terms and conditions set forth on Schedule 6.3(d), Buyer shall pay (or cause to be paid) the remaining portions of the retention incentive bonuses due to be paid on the first (1st) year anniversary of the Closing Date (such retention incentive bonuses, the “Year 1 Post-Closing Retention Amount”) and the second (2nd) year anniversary of the Closing Date (such retention incentive bonuses, the “Year 2 Post-Closing Retention Amount”) (for the avoidance doubt, Buyer shall also be responsible for the employer portion of any employment taxes related to payments of the Year 1 Post-Closing Retention Amount and the Year 2 Post-Closing Retention Amount). Buyer shall provide Seller with at least ten (10) days’ written notice prior to the proposed payment date of the Year 1 Post-Closing Retention Amount and the Year 2 Post-Closing Retention Amount, and at least three (3) Business Days prior to such proposed payment date, Seller shall, subject to the immediately following sentence, pay (or cause to be paid) to Buyer an amount equal to 50% of such retention amounts (for the avoidance of doubt, Seller shall not be responsible for any employment taxes related to the payment of either the Year 1 Post-Closing Retention Amount or the Year 2 Post-Closing Retention Amount, which shall solely be for the account of Buyer). Notwithstanding anything set forth in this Section 6.3(d), (x)

in no event shall Seller’s aggregate liability to pay the Closing Retention Amount, the Year 1 Post-Closing Retention Amount and the Year 2 Post-Closing Retention Amount under this Section 6.3(d) exceed the Retention Cap, (y) if Seller does not contribute (in whole or in part) to the Year 1 Post-Closing Retention Amount or the Year 2 Post-Closing Retention Amount because of the Retention Cap, Buyer shall nonetheless remain responsible for paying the Year 1 Post-Closing Retention Amount or the Year 2 Post-Closing Retention Amount to the Business Employees and (z) if (A) the aggregate amount of the Closing Retention Amount, the Year 1 Post-Closing Retention Amount and the Year 2 Post-Closing Retention Amount paid or contributed to by Seller under this Section 6.3(d) exceeds (B) 50% of the aggregate amount of the Closing Retention Amount, the Year 1 Post-Closing Retention Amount and the Year 2 Post-Closing Retention Amount paid (such excess, the “Excess Payment”), Seller shall notify Buyer of the Excess Payment and within three (3) Business Days of such notification, Buyer shall pay (or cause to be paid) to Seller the Excess Payment.
(e)Buyer agrees that Buyer and its Affiliates shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for claims incurred after the Closing Date for all Transferred Employees. Notwithstanding the foregoing, Seller shall retain the responsibility and liability to continue to provide continuation coverage pursuant to Section 4980B after the Closing Date for any individual associated with the Operations (or associated with a Business Employee), including but not limited to a Transferred Employee, whose COBRA qualifying event occurred prior to the Closing Date.
(f)Unless otherwise provided in the Transition Services Agreement, as of the Closing Date, each Transferred Employee (other than Inactive Business Employees and Visa Employees who are not authorized to work for Buyer or its Affiliates (including the Company)) shall cease to be an active participant in any Benefit Plan and shall cease to accrue any benefits under any Benefit Plan with respect to services rendered or compensation paid on or after the Closing Date. Except as otherwise provided in the Transition Services Agreement, with respect to each Business Employee (including their dependents, spouses, or beneficiaries), Seller or its Affiliates shall retain all Liabilities arising under any medical, dental, vision, life insurance, disability or accident insurance benefit plans sponsored by Seller or its Affiliates, or pursuant to a workers compensation program, to the extent that such Liability relates to claims incurred (whether or not reported or paid) prior to the Closing Date and Buyer and its Affiliates shall be responsible for all Liabilities associated with such claims incurred by Transferred Employees (including their dependents, spouses, or beneficiaries) on or following the Closing Date. For purposes of this Section 6.3(f), a claim shall be deemed to be incurred (i) with respect to medical, dental and vision benefits, on the date that the medical, dental or vision services giving rise to such claim are performed, (ii) with respect to life insurance, on the date that the death occurs, (iii) with respect to disability, accidental death and dismemberment and business travel accident insurance, on the date that the disabling condition or accident occurs, and (iv) with respect to workers compensation, on the date the workplace injury occurred. For the avoidance of doubt, as of the Closing, Buyer and its Affiliates (including the Company) shall be solely responsible for any (w) severance payments under Buyer’s severance policy that are owed to any Transferred Employee terminated from employment by the Company, Buyer or Buyer’s Affiliates on or after the Closing Date (for the avoidance of doubt, Seller shall not be responsible for any severance payments to any Transferred Employee on or after the Closing Date), and (x) bonuses owed to Transferred Employees, including for the year in which the Closing occurs, provided that (y) Buyer’s obligation for bonuses in respect of Transferred Employees regarding the period prior to Closing shall be limited to the amounts set forth in current liabilities in the Closing Statement (as finally determined pursuant to Section 2.4), and (z) Buyer shall have the discretion to reasonably modify the performance goals for such bonuses to the extent the performance goals relate to the performance of Seller or are otherwise not limited to the performance of the individual or the Operations.
(g)Except as otherwise provided in the Transition Services Agreement, effective at the Closing, Buyer shall cause each Transferred Employee who, as of immediately prior to the Closing, was eligible to participate in a Benefit Plan that is a U.S. tax-qualified defined contribution plan (collectively, the “Seller 401(k) Plans”) to be eligible to participate in Buyer’s or its Affiliates’ U.S. tax-qualified defined contribution plan (the “Buyer 401(k) Plan”). Buyer shall cause the Buyer 401(k) Plan to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) of Transferred Employees from the Seller 401(k) Plans. Effective no later than the Closing, Seller shall (or shall cause an Affiliate to) take such actions as may be necessary or appropriate to cause each Transferred Employee who is non-highly compensated within the meaning of Code section 414(q) to become fully vested under the Seller 401(k) Plans.
(h)Seller and Buyer shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Business Employees who are participants in the Seller FSA Plan are transferred to one or more comparable plans of Buyer or its Affiliates (collectively, the “Buyer FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Business Employees shall apply under the Business FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Business Employees shall be reimbursed from the Buyer FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Buyer FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay to Buyer the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Buyer shall pay to Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.
(i)Buyer and Seller shall use commercially reasonable efforts to ensure that any Business Employee who requires a visa to work for Buyer or its Affiliates (including the Company following the Closing) in his or her current position following the Closing (a “Visa Employee”) secures such visa so that such Visa Employee may be considered a Transferred Employee and continue to work in such position on the Closing Date. In the event a Visa Employee is not authorized to work for the Buyer or its Affiliates (including the Company) as of the Closing Date, such individual shall not become a Transferred Employee and Seller shall make the services of such Visa Employees available to Buyer or its Affiliates (including the Company) through the Transition Services Agreement as of the Closing Date, for a period of up to six (6) months immediately following the Closing Date. Upon submission by Seller to Buyer an invoice of actual costs associated with employing such Visa Employees who are not Transferred Employees, Buyer or its Affiliates shall reimburse Seller for all costs associated with continuing to employ such Visa Employee following the Closing in accordance with the Transition Services Agreement, but only for a period of up to six (6) months immediately following the Closing Date. For so long as the services of the Visa Employee are made available to Buyer or its Affiliates (including the Company) pursuant to the Transition Services Agreement, Seller shall not make any material modifications to the compensation or benefits for such Visa Employees that are subject to reimbursement by Buyer unless approved in advance by Buyer. Buyer and Seller shall use commercially reasonable efforts to secure a visa for any such

Visa Employee who is not a Transferred Employee as soon as reasonably practicable following the Closing; assuming a visa is secured for any such Visa Employee who is not a Transferred Employee within the six (6) month period immediately following the Closing Date, Buyer shall cause the Company or one of its Affiliates to extend an offer of employment to such employee that provides for (i) the same or substantially similar job title and work location as provided to such Visa Employee immediately before the Closing, (ii) annual base salary or wage rate and target cash-based bonus opportunity in an amount that is no less than as provided to such Visa Employee immediately before the Closing and (iii) employee benefits that are no less favorable in the aggregate as those provided to such Visa Employee immediately before the Closing (excluding the Excluded Benefits). Assuming such Visa Employee accepts the offer of employment from Buyer and commences employment accordingly, such Visa Employee will become a Transferred Employee. For the avoidance of doubt, if an appropriate visa is not secured for a Visa Employee who is not a Transferred Employee within the six (6) month period immediately following the Closing Date, Buyer shall have no further obligation to use the services of such Visa Employee or to otherwise reimburse Seller for any costs associated with continuing to employ such Visa Employee.
(j)For a period of ninety (90) days after the Closing Date, Buyer and its Affiliates (including the Company) shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer and its Affiliates (including the Company) which independently or, if aggregated with any such conduct on the part of Seller or its Affiliates, would trigger the WARN Act without complying with the obligations under the WARN Act.
(k)This Section 6.3 is included for the sole benefit of the Parties and does not and shall not create any right in any Person who is not a party to this Agreement, including any Business Employee. Nothing contained in this Agreement (express or implied) is intended to modify or alter the at-will nature of the Business Employees’ employment nor to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee, including any beneficiary, spouse or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Buyer, Seller or any of their respective Affiliates under this Section 6.3. Notwithstanding any provision in this Agreement to the contrary, no provision of this Agreement shall be deemed or construed to be an amendment or other modification of any Benefit Plan.
Section 6.4.Transfer Taxes. All Transfer Taxes incurred in connection with the Pre-Closing Restructuring shall be paid by Seller, and any Transfer Taxes incurred in connection with the sale, purchase or transfer of the Interests shall be borne and paid 50% by Seller and 50% by Buyer when due. Seller shall prepare and file any Tax Returns and other documents required to be filed with respect to any such Transfer Taxes. If required by applicable Law, Buyer shall join in the execution of any such Tax Returns and other documentation. To the extent permitted by any applicable Law, the Parties shall cooperate in taking reasonable steps to minimize any Transfer Taxes, including by providing validly executed exemption certificates and other documentation to establish an exemption from or reduction in applicable Transfer Taxes.
Section 6.5.Use of Seller Name and Trademarks. Buyer does not acquire any right under this Agreement or any Ancillary Documents with respect to the name of Seller or any of its Affiliates (either alone or in conjunction with, or as a part of, any other word or name) or any fanciful characters, designs, logos, trademarks, service marks, trade dress, trade names, or branding of Seller or any of its Affiliates (collectively, “Seller Trademarks”) for any purpose, whether as a corporate or entity name, in connection with any advertising, publicity, promotion, or identification of any products or services, signage, or otherwise.  Following the Closing, Buyer and its Affiliates (including the Company) shall not use any Seller Trademarks, and shall promptly cease any use thereof; provided, that Buyer and its Affiliates (including the Company) may continue to use the Seller Trademarks on any documents, tools, equipment and materials included in the Acquired Assets in existence as of the Closing and used only in internal operations, where such Seller Trademarks will not be observed by the public, but for no longer than ninety (90) days following the Closing, and that nothing in Section 6.5 shall require Buyer and its Affiliates (including the Company) to cease using the Seller Trademarks for internal archival records purposes.
Section 6.6.Finished Goods Inventory. Any Finished Goods Inventory in the Company’s possession as of the Closing shall be held in care and custody for Seller in the same manner as Seller or its Affiliates hold such Finished Goods Inventory as of the date hereof. Buyer shall cause the Company to properly store, handle and maintain all Finished Goods Inventory in good condition. The Company shall permit Seller to collect the Finished Goods Inventory during reasonable business hours in the ordinary course of business.
Section 6.7.Further Assurances. From time to time, as and when requested by any Party, each of the Parties will, and will cause their respective Affiliates to, at its expense (except as otherwise expressly provided in this Agreement), use commercially reasonable efforts to execute such documents and take such further actions as may be reasonably requested to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to the other Party such documents as the other Party or its counsel may reasonably request as necessary for such purpose.
Section 6.8.Third Party Consents.
(a)Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain any consents, approvals or waivers required from third parties in connection with the consummation of the Transactions under the Assigned Contracts (the consents, approvals or waivers referred to in this Section 6.8(a), collectively, the “Third Party Consents”).
(b)Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall have any obligation to make any payments or incur any Liability in order to obtain any Third Party Consent. The failure to receive any such Third Party Consents, and any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to receive any such Third Party Consents, shall not be taken into account with respect to whether any condition to the Closing set forth in ARTICLE VII shall have been satisfied.
Section 6.9.Efforts to Obtain CMA Approval.
(a)Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to obtain the CMA Approval as promptly as practicable.

(b)Without limiting the generality of anything contained in Section 6.9(a), Seller shall (and shall cause its Affiliates to) and Buyer shall (and shall cause its Affiliates to), (i) comply to the extent necessary with any request for information and documentary material by the CMA in connection with obtaining the CMA Approval and (ii) resolve questions or objections, if any, as may be asserted by the CMA.
(c)In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, each Party shall (and shall cause their respective Affiliates to) implement, or agree or commit to implement, any measures (including actions or restrictions) required of such Party or its Affiliates by the CMA necessary to enable the Parties to consummate the Transactions as promptly as possible after the date hereof, including entering into any arrangements as may be necessary or advisable in order to obtain the CMA Approval; provided, however, neither Party shall be obligated to implement any measures required by the CMA that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Parties or the Company. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to implement, or agree or commit to implement, any measures required by the CMA (i) that is not conditioned on the Closing or (ii) that relates to any Excluded Assets or Excluded Liabilities; and in no event shall Seller or any of its Affiliates be required to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such arrangements following the Closing.
(d)Notwithstanding anything to the contrary herein, Buyer agrees that Seller shall have the right to lead the process to obtain the CMA Approval; provided, that (1) Seller shall provide Buyer and its legal counsel with timely and accurate updates concerning this process (to the extent authorized by the CMA); and (2) the Parties shall address any questions that require disclosure of information of Buyer on a collaborative basis. Neither Buyer nor its Affiliates nor any of their respective representatives may initiate contact or communications with the CMA without the prior consultation with Seller or Seller’s counsel; provided, however, Buyer may respond to contact or communications initiated by the CMA, and may provide its own confidential information to the CMA on an independent basis without Seller review or approval. Under no circumstances shall Buyer or Seller make any representations to the CMA regarding the other Party without consulting with the other Party and obtaining that Party’s prior consent. Nothing in this Agreement shall require either Party or its legal counsel to share any information with the other Party that may be prohibited by Law or the CMA.
(e)Prior to the Parties’ receipt of CMA Approval, Buyer shall not, and shall cause its Affiliates not to, and shall not cause any Person to, acquire or sell (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire or sell, any assets of or any equity in Buyer, Buyer’s Affiliates or any other Person or any business or division thereof, if that acquisition, sale or agreement would reasonably be expected to prevent or delay receipt of any applicable consents, approvals or waivers with respect to the Transactions.
Section 6.10.Misallocated Assets and Misdirected Payments.
(a)Subject to Section 6.11(e) and Section 6.6 if, at any time after the Closing, any asset held by Buyer or any of its Affiliates (including the Company) is ultimately determined to be an Excluded Asset or Buyer or any of its Affiliates is found subject to an Excluded Liability, (i) Buyer shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Excluded Liability, (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Excluded

Liability and (iii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.
(b)Subject to Section 6.11(e), if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be an Acquired Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall return or transfer and convey (without further consideration) to Buyer or the appropriate Affiliate of Buyer such Acquired Asset or Assumed Liability, (ii) Buyer shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Assumed Liability and (iii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Acquired Asset or Assumed Liability back to Buyer or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.
(c)Except as otherwise provided in this Agreement or any Ancillary Document, following the Closing, (i) if any payments due with respect to the Acquired Assets are paid to any member of the Seller Group, Seller shall, or shall cause the applicable member of the Seller Group to, promptly remit by wire or draft such payment to an account designated in writing by the Company and (ii) if any payments due with respect to the Excluded Assets are paid to Buyer, the Company or their Affiliates, Buyer shall cause the Company to, and the Company shall, transfer, or cause its Affiliates to promptly remit by wire or draft such payment to an account designated in writing by Seller.
Section 6.11.Pre-Closing Restructuring.
(a)Prior to the Closing, (i) Seller agrees to form the Company, (ii) Seller agrees to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and Seller shall cause the Company to accept, free and clear of all Encumbrances, other than Permitted Encumbrances, all of Seller’s and its Affiliates’ right, title and interest in, to and under the Acquired Assets and (iii) Seller shall cause the Company to agree to accept and assume all Assumed Liabilities (and only the Assumed Liabilities) and to thereafter timely pay, discharge and perform the Assumed Liabilities in accordance with their terms.
(b)Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that, subject to the receipt of necessary Third Party Consents and receipt of any necessary approvals from any Governmental Authority, Seller and its Affiliates will use their respective reasonable best efforts to implement the steps set forth on Schedule 6.11 (the “Pre-Closing Restructuring Plan” and, such actions, the “Pre-Closing Restructuring”) prior to the Closing. Seller shall not be entitled to modify, amend or redesign the Pre-Closing Restructuring Plan without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.
(c)All transfers pursuant to the Pre-Closing Restructuring shall be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature (except to the extent required by any representations or warranties or recourse set forth in this Agreement applicable to such transfers and except that the Real Property will be conveyed by the Special

Warranty Deed), and, for the avoidance of doubt, any agreements or instruments (including any related exhibits and schedules, the “Pre-Closing Restructuring Agreements”) to effect the Pre-Closing Restructuring shall not have any effect on the value being given or received by Seller, the Seller Group or Buyer, including the allocation of assets and Liabilities as between the Seller Group and the Company, all of which shall be determined solely in accordance with this Agreement. Seller shall provide Buyer with copies of drafts of the Pre-Closing Restructuring Agreements (including, in each case, any exhibits or schedules thereto) pursuant to which the Pre-Closing Restructuring shall be effected, in each case, at a reasonable time before the applicable step of the Pre-Closing Restructuring is effected and shall consider in good faith any comments from Buyer thereto.
(d)Without limiting the generality of Section 6.11(c), to the extent that the provisions of a Pre-Closing Restructuring Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (A) the provisions of this Agreement shall prevail; and (B) the Seller Group and Buyer shall cause the provisions of the relevant Pre-Closing Restructuring Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
(e)Each Party shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transactions) against the other Party or any of its Affiliates in respect of or based upon any of the Pre-Closing Restructuring Agreements, except to the extent necessary to enforce any transfer of any assets or liabilities in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any Pre-Closing Restructuring Agreements to the extent inconsistent with this Agreement.
(f)Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent, approval or waiver of a third party (including any Governmental Authority) (other than the CMA Approval which shall be governed by Section 6.9), would constitute a breach or other contravention thereof or a violation of Law. If, on the Closing Date, any such consent, approval or waiver has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, (1) the Closing will still occur and the Pre-Closing Restructuring will be deemed to be consummated and (2) from and after the Closing until the earliest of (x) eighteen (18) months following the Closing and (y) such time as such consents, approvals or waivers are obtained, the Seller Group will cooperate in a mutually agreeable arrangement (i) under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Acquired Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing or (ii) under which the Seller Group would enforce for the benefit (and at the expense) of Buyer any and all of the Seller Groups’ rights against a third party associated with such Acquired Asset, claim, right or benefit, and the Seller Group would promptly pay to Buyer when received all monies received by them under any such Acquired Asset, claim, right or benefit (net of the Seller Group’s expenses incurred in connection with complying with this Section 6.11(f)), and the Company would assume the obligations and bear the economic burdens associated therewith.

Section 6.12.Financing.
(a)Buyer will use reasonable best efforts to consummate any financing necessary to consummate the Transactions, and prior to the Closing (or the earlier termination of this Agreement pursuant to ARTICLE VIII), to the extent requested by Buyer for the purpose of obtaining the Debt Financing and subject to Section 6.12(b), Seller shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Company to, at the sole expense of Buyer, provide such cooperation as may be reasonably requested by Buyer in writing that is reasonably necessary in arranging and obtaining the Debt Financing (provided that such requested cooperation is consistent with applicable Laws and does not materially or unreasonably interfere with the operations of Seller and the Company).
(b)Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement will require Seller, the Company or their respective Representatives or Affiliates to: (i) execute, enter into, perform or authorize any certificate, instrument, agreement or other document in connection with the Debt Financing that is not contingent upon the Closing or which will be effective prior to the Closing (other than any authorization letters and any representation letters required by Buyer’s auditors in connection with the delivery of “comfort letters”), (ii) pay any commitment or other similar fee or incur prior to the Closing any other liability or obligation in connection with any financing, (iii) adopt resolutions approving or otherwise approve the agreements, documents or instruments pursuant to which the Debt Financing is made that is not contingent upon the Closing or which will be effective prior to the Closing, (iv) provide, and Buyer will be solely responsible for the preparation of: (1) pro forma financial information, (2) any description of all or any component of the Debt Financing, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing or (4) any other financial statements or any other information not currently prepared by or on behalf of Seller or the Company, (v) give any indemnities in connection with the Debt Financing; (vi) prepare or provide access to or disclose information that Seller determines would jeopardize any attorney–client privilege or other similar privilege or (vii) take any action that, in the good faith determination of Seller or the Company, could (a) materially or unreasonably interfere with the conduct of the business of Seller or the Company, (b) create a risk of damage or destruction to any property or assets of Seller or the Company, (c) cause any representation or warranty or covenant contained in this Agreement to be breached, (d) cause Seller or the Company to violate or waive any attorney-client or other applicable privilege or breach any Contract, applicable Law or certificate of incorporation, bylaws or similar organizational document, or (e) could, in the reasonable good faith judgment of Seller, cause competitive harm to Seller or the Company, it being understood that, in each case Seller shall give notice to Buyer of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Nothing in this Section 6.12 will require any Representative of Seller or the Company to deliver any certificate or opinion or take any other action under this Section 6.12 that could reasonably be expected to result in such Representative incurring personal liability. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.12(b) represent the sole obligation of Seller, the Company and their respective Representatives and Affiliates with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of Seller or the Company under this Section 6.12 may not be asserted by Buyer as the basis for (x) any conditions set forth in ARTICLE VII not being satisfied or (y) the termination of this Agreement pursuant to Section 8.1(c), unless in each case such breach constitutes a willful and intentional breach.
(c)All confidential information provided by or on behalf of Seller or the Company pursuant to Section 6.12(a) shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to the Debt Financing Sources for the purposes of obtaining Debt Financing only.
(d)Buyer shall, promptly upon request by Seller accompanied by a reasonably detailed invoice, reimburse Seller and the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of one counsel) incurred by Seller, the Company and/or its Subsidiaries in satisfying their obligations under Section 6.12(a) and shall indemnify and hold harmless Seller, the Company and their respective Representatives and Affiliates from and against any and all losses, damages, awards, fines, fees, claims, costs or expenses (including interest, penalties, reasonable attorney’s, consultant and other professional fees and expenses and all amounts paid in prosecution, investigation, defense or settlement or any of the foregoing), actions, demands, judgments, Taxes and other amounts suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith.
(e)Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing at the Closing, including using its reasonable best efforts to (i) consummate the amendment or waiver to the Buyer Credit Agreement contemplated by the Letter of Intent at or prior to the date that the Closing is required to be effected and (ii) enforce its rights under the Buyer Credit Agreement as amended by such waiver or consent.
(f)Buyer shall not agree to replace, amend or waive the Buyer Credit Agreement or any provision thereof without Seller’s prior written consent if such replacement, amendment or waiver would, or could reasonably be expected to, when taken together with all such amendments, modifications, and waivers: (i) delay or prevent the occurrence of the Closing, (ii) reduce the aggregate amount of the Debt Financing to an amount insufficient, together with Borrower’s cash on hand, to consummate the Transactions, or (iii) impose new conditions or expand, amend or modify any of the existing conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing or otherwise make it more difficult for the conditions to be satisfied. Upon any permitted amendment, supplement, modification or replacement of the Buyer Credit Agreement in accordance with this Section 6.12(f), the term “Buyer Credit Agreement” shall mean the Buyer Credit Agreement as so amended, supplemented, modified or replaced, and references to “Debt Financing” shall including the financing contemplated by the Buyer Credit Agreement as so amended, supplemented, modified or replaced.
(g)Buyer shall provide Seller with prompt notice (but in any event within two (2) Business Days) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing in any manner which could impair, delay or prevent the consummation of the Transactions.
(h)Buyer acknowledges and agrees that in no event shall the receipt by Buyer or any of its Affiliates of any funds or financing, or the availability of any funds or financing, be a condition to Buyer’s obligation to consummate the Transactions.

Section 6.13.Preparation of Financial Statements. Seller will provide Buyer with: (a) an audited consolidated balance sheet for the Operations for the fiscal year ended September 30, 2024 and the comparative prior fiscal year which are compliant with Rule 3-05 and the related statements of income, changes in equity and cash flows for each such fiscal year with a corresponding audit opinion which meets the requirements of Rule 3-05 (collectively, the “Audited Financial Statements”); and (b) the reviewed quarterly balance sheet as of the end of the last fiscal quarter ending prior to the Closing Date and the related statements of income, changes in equity and cash flows for the fiscal year-to-date period then ended (collectively, the “Reviewed Quarterly Financial Statements”), which such Reviewed Quarterly Financial Statements will meet the requirements of Rule 3-05, in each case derived from the books and records of the Company, Seller and Seller’s Affiliates, in accordance with the requirements of Rule 3-05 and in form and substance sufficient to permit Buyer to comply with obligations that may be applicable to it under Item 9.01 of Form 8-K under the U.S. Exchange Act, as amended, in each case of clauses (a) and (b), as soon as commercially practicable following the Closing Date (provided, that the Audited Financial Statements and the Reviewed Quarterly Financial Statements shall be provided to Buyer within thirty (30) Business Days after the Closing Date); it being acknowledged and agreed that Seller will instruct Seller’s auditors to continue all requisite work and processes required to give effect to this provision as soon as reasonably practicable following the date hereof. In furtherance and not in limitation of the prior sentence, Seller shall retain, cause and enable Deloitte LLP to prepare and issue an audit opinion with respect to the Audited Financial Statements and provide to Buyer (and not withdraw) its consent to the filing of the Audited Financial Statements, including their incorporation by reference into the registration statements filed by Buyer under the Securities Act of its audit reports with respect to the financial statements of the Operations. Buyer and Seller will cooperate in good faith in connection with any discussions between Buyer and the staff of the SEC with respect to the required content of the Audited Financial Statements and Reviewed Quarterly Financial Statements. Seller will cooperate in good faith with Buyer with respect to Buyer’s preparation of any pro forma financial information required under Article 11 of Regulation S-X in connection with the Transactions. The costs, fees and expenses of (1) the preparation of the Audited Financial Statements and the Reviewed Quarterly Financial Statements, (2) the audit of the Audited Financial Statements and (3) the review of the Reviewed Quarterly Financial Statements, shall in each case be borne equally by Buyer on the one hand and Seller on the other hand.
Section 6.14.Ancillary Documents.
(a)Prior to the Closing, the Parties shall in good faith finalize, and, at the Closing, Cypress and Buyer shall enter into, the Foundry Services Agreement in substantially the form set forth as Exhibit A hereto.
(b)Prior to the Closing, the Parties shall negotiate in good faith, and, at the Closing, Infineon Technologies LLC and Buyer shall enter into, the IP Agreement in a form consistent with the draft agreement set forth as Exhibit B hereto (with such amendments as the Parties shall mutually agree).
(c)Prior to the Closing, the Parties shall negotiate in good faith, and, at the Closing, the Company and Seller shall enter into, the Leaseback Agreement, consistent with the term sheets set forth as Exhibit C-1 and Exhibit C-2 hereto.
(d)Prior to the Closing, the Parties shall: (i) in good faith finalize the front-end of the Transition Services Agreement in substantially the form set forth as Exhibit D hereto,

(ii) in good faith negotiate Schedule 1 to the Transition Services Agreement and (iii) at the Closing, Seller or certain of Seller’s Affiliates, the Company and Buyer shall enter into the Transition Services Agreement.
(e)Prior to the Closing, the Parties shall finalize, and, at the Closing, the Company and Seller shall enter into, the Special Warranty Deed in substantially the form set forth as Exhibit J hereto.
(f)Prior to the Closing, the Parties shall negotiate in good faith, and, at the Closing, Seller or its Affiliates and Buyer shall enter into, the Consignment Agreement.
Section 6.15.Bank Guarantee Costs. The costs of obtaining the Bank Guarantee shall be borne equally by Seller on the one hand and Buyer on the other hand; provided, that Seller’s liability for such costs shall not exceed $1,250,000.
ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE
Section 7.1.Conditions Precedent to Each Party’s Obligation to Close. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under Law), at or before the Closing, of each of the following conditions:
(a)No Injunction. No Governmental Authority shall have issued any Order (whether temporary, preliminary or permanent) which enjoins, prevents, prohibits or restrains the consummation of the Transactions.
(b)No Legislation. No Law shall prohibit or restrict the consummation of the Transactions.
(c)Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been consummated.
(d)CMA Approval. The CMA Approval shall have been obtained.
Section 7.2.Conditions Precedent to Buyer’s Obligation to Close. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction (or waiver by Buyer, in its sole and absolute discretion), at or before the Closing, of each of the following conditions:
(a)Representations and Warranties of Seller. The representations and warranties of Seller set forth in Section 3.2(a) (Capitalization of the Company) shall be true and correct in all respects as of the Closing Date. The representations and warranties of Seller set forth in Section 3.1 (Organization; Qualification; the Company), Section 3.3 (Authorization; Validity) and Section 3.12 (Brokers) shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of Seller set forth in ARTICLE III shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date (except to the extent expressly made as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect.
(b)Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c)Delivery of Closing Documents. Seller shall have tendered for delivery to Buyer a fully executed copy of each of the Ancillary Documents to which Seller or its Affiliates is a party.
(d)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(e)Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an authorized representative of Seller, confirming the matters in Section 7.2(a), Section 7.2(b) and Section 7.2(d).
Section 7.3.Conditions Precedent to Seller’s Obligation to Close. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction (or waiver by Seller, in its sole and absolute discretion), at or before the Closing, of each of the following conditions:
(a)Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Validity) and Section 4.5 (Brokers) shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date (except to the extent expressly made as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to materially and adversely affect the economic benefits to be derived by Seller from the Transactions.
(b)Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c)Delivery of Closing Documents. Buyer shall have tendered for delivery to Seller a fully executed copy of each of the Ancillary Documents to which Buyer or any of its Affiliates is a party.
(d)Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by an authorized representative of Buyer, confirming the matters in Section 7.3(a) and Section 7.3(b).
(e)Bank Guarantee. Buyer shall have delivered to Seller a bank guarantee in favor of Seller in the amount of the FSA Amount as security for Buyer’s financial obligations in respect of the FSA Amount (the “Bank Guarantee”). The Bank Guarantee shall be issued by a reputable financial institution reasonably acceptable to Seller, shall be in a form reasonably acceptable to Seller, and shall remain valid until Buyer has satisfied its obligation to pay the FSA Amount.
ARTICLE VIII.
TERMINATION
Section 8.1.Termination. This Agreement may be terminated and the Transactions abandoned any time prior to the Closing:
(a)upon the written agreement of the Parties;
(b)by Seller if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements such that the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment by September 30, 2025 (the “End Date”) or, if capable of fulfillment, shall not have been cured within twenty (20) days of notice of such breach; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1(b) if at the time of such termination Buyer would be entitled to terminate this Agreement pursuant to Section 8.1(c);
(c)by Buyer if there has been a breach by Seller of any of its representations, warranties, covenants or agreements such that the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment by the End Date or, if capable of fulfillment, shall not have been cured within twenty (20) days of notice of such breach; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if at the time of such termination Seller would be entitled to terminate this Agreement pursuant to Section 8.1(b);
(d)by either Party after issuance by a Governmental Authority of a final, non-appealable permanent Order prohibiting the Closing; or
(e)by either Party if the Closing shall not have occurred on or prior to the End Date; provided, however, that no Party shall have the right to terminate this Agreement under this Section 8.1(e) if the failure of the Closing to have occurred on or before the End Date is the result of such Party’s material breach of this Agreement.
Section 8.2.Termination Procedure. In the event of a termination under Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(e), the terminating Party shall give written notice of the termination to the other Party. In the event of a valid termination under Section 8.1, this Agreement shall terminate and the Transactions shall be abandoned, and there shall be no Liability on the part of Seller, Buyer or any of their respective Affiliates or representatives; provided, however, that (i) Section 6.12(d) shall survive any such termination of this Agreement under Section 8.1 and (ii) no such termination shall relieve any Party of any Liability (including fees and expenses incurred by the other Party) for any fraud or for any willful and intentional breach of any provision of this Agreement prior to the date of such termination; it being understood and agreed by the Parties that the failure of a Party to effectuate the Closing when the relevant conditions to the Closing set forth in ARTICLE VII have been satisfied or waived and such Party is obligated to effectuate the Closing pursuant to Section 2.3(a) will, in and of itself, constitute a willful and intentional breach.

ARTICLE IX.
INDEMNIFICATION AND SURVIVAL
Section 9.1.Indemnification by Seller.
(a)Subject to the provisions of this Section 9.1, effective as of and after the Closing, Seller agrees to indemnify and hold harmless Buyer against and in respect of all Losses which Buyer or any of its Affiliates or any of their respective directors, managers, officers or employees actually suffer or incur as a result of, arising out of or based upon:
(i)any Excluded Liability; or
(ii)any breach or non-fulfillment of any of the covenants or agreements of Seller set forth in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.
(b)Provisions Relating to Seller’s Indemnity.
(i)Payments by Seller pursuant to this ARTICLE IX in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds (including proceeds from the R&W Insurance Policy) and any indemnity, contribution, or other similar payment received by Buyer or its Affiliates in respect of any such Loss. Buyer shall use, and shall cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar payments covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. If Buyer receives such insurance proceeds or such indemnification, contribution or similar payments for any indemnified Loss after an indemnification payment is made by Seller in respect of such Loss, then Buyer shall promptly pay to Seller an amount equal to such insurance proceeds and/or such indemnification, contribution or similar payments.
(ii)Notwithstanding anything set forth in Section 9.1(b)(i), if any Loss arises from both a breach of a representation or warranty of Seller in this Agreement and an Excluded Liability, Buyer shall be obligated to seek full recovery under the R&W Insurance Policy first, before seeking recovery from Seller pursuant to Section 9.1.
(iii)Buyer shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(iv)All amounts paid by Seller under this ARTICLE IX will be treated for Tax purposes as adjustments to the Purchase Price, except as otherwise required by applicable Law. If any Tax authority disputes treatment as an adjustment to the Purchase Price, the Party receiving notice of such dispute will promptly notify and consult with the other Party concerning resolution of such dispute.
(v)Seller shall not be required to indemnify, defend or hold harmless Buyer or any Affiliate thereof against, or reimburse Buyer or any Affiliate thereof for, any Losses to the extent such Losses are reflected, reserved, accrued, recorded or included in the Net Working Capital or the calculation of the Final Purchase Price, in each case, as finally determined pursuant to this Agreement.

(vi)Notwithstanding anything set forth in this Agreement to the contrary, the cumulative indemnification obligation of Seller under this Section 9.1 shall in no event exceed the Purchase Price.
Section 9.2.Indemnification by Buyer.
(a)Subject to the provisions of this Section 9.2, effective as of and after the Closing, Buyer agrees to indemnify and hold harmless Seller against and in respect of all Losses, which Seller or any of its Affiliates or any of their respective directors, managers, officers or employees actually suffer or incur as a result of, arising out of or based upon:
(i)any Assumed Liabilities; or
(ii)any breach or non-fulfillment of any of the covenants or agreements of Buyer set forth in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.
(b)Provisions Relating to Buyer’s Indemnity.
(i)All amounts paid by Buyer under this ARTICLE IX will be treated for Tax purposes as adjustments to the Purchase Price, except as otherwise required by applicable Law. If any Tax authority disputes treatment as an adjustment to the Purchase Price, the Party receiving notice of such dispute will promptly notify and consult with the other Party concerning resolution of such dispute.
(ii)Notwithstanding anything set forth in this Agreement to the contrary, the cumulative indemnification obligation of Buyer under this Section 9.2 shall in no event exceed the Purchase Price.
Section 9.3.Notice and Defense of Claims; Settlements.
(a)If Buyer or Seller seeks indemnification under this ARTICLE IX, such Party (the “Indemnified Party”) shall give prompt written notice to other (the “Indemnifying Party”) after receiving written notice of any Action against it (if by a Third Party (a “Third Party Claim”)) or discovering the liability or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that failure of the Indemnified Party to timely give the notice provided in this Section 9.3 to the Indemnifying Party shall not preclude the Indemnified Party from recovering damages unless and to the extent that the Indemnifying Party can demonstrate that it was actually and materially prejudiced and damaged by such failure. The Indemnified Party shall also provide the Indemnifying Party with such other information with respect to such claim or demand as the Indemnifying Party may reasonably request.
(b)Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.3(b), the Indemnified Party shall be entitled to assume and control such defense (at the expense of the Indemnifying Party), but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Buyer or Seller, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment does not involve any non-monetary relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim or admit to any liability with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party.
(c)This Section 9.3 shall not apply to Tax Contests, which shall be exclusively governed by Section 5.1.
Section 9.4.Survival. The representations and warranties of the Parties contained herein and made pursuant to this Agreement, and the rights of the Parties to seek indemnification with respect thereto, shall terminate immediately as of the Closing (with the Parties agreeing to contractually shorten the applicable statutes of limitation by such non-survival); provided, however, that any claim of fraud shall survive the Closing and continue until the expiration of the applicable statute of limitations. Each covenant and agreement requiring performance, in whole or in part, at or after the Closing, will, in each case, expressly survive the Closing in accordance with its terms. No covenant or agreement contained herein that is to be performed in whole on or prior to the Closing shall survive the Closing. Notwithstanding anything contained herein to the contrary, any claim for indemnification on account of breach of a covenant or agreement will survive the applicable expiration date if a Party, as promptly as practicable after determining any such breach and, in any event, prior to such expiration date, asserts such claim in writing in good faith, specifying in reasonable detail the basis under this Agreement for such claim.
Section 9.5.Exclusive Remedy.
(a)Other than claims for fraud and other than claims related to the calculation of the Net Working Capital or the proration of the Operating Expenses (each of which shall be exclusively governed by Section 2.4), following the Closing, claims for indemnification pursuant to this ARTICLE IX and claims for specific performance of the covenants and obligations of the other Party under this Agreement will, collectively, be the sole and exclusive remedy for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that Seller, Buyer and their respective Affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement and the purchase and sale of the Interests or any certificate delivered pursuant to ARTICLE VII, and all other rights and remedies (whether at law or equity) are hereby expressly waived; provided, that this exclusivity shall not limit any other rights and remedies available to the Parties under any other Transaction Document.
(b)For the avoidance of doubt, neither this Section 9.5 nor any other provision of this Agreement will inhibit Buyer from obtaining any remedy that Buyer or any of its Affiliates may have against any insurer under the R&W Insurance Policy.

(c)Buyer shall not permit the R&W Insurance Policy (i) to be amended, supplemented, or otherwise modified, and shall not grant any waiver or consent thereunder, in each case in a manner that would be materially adverse to the interests of Seller or its Affiliates, (ii) to be terminated, withdrawn, or rescinded, or (iii) to otherwise cease to be in full force and effect.
(d)Each of Buyer and Seller hereby acknowledges and agrees that all representations, warranties, covenants and agreements of Seller with respect to the Real Property (except any claim involving fraud) are limited solely to those representations, warranties, covenants and agreements set forth in this Agreement, including the terms and conditions of this ARTICLE IX. Accordingly, Buyer (on behalf of itself, the Company and each of Buyer’s and the Company’s respective successors and assigns (collectively, “Releasors”)) hereby agrees, to the fullest extent not prohibited by Law, as follows:
(i)BUYER (ON BEHALF OF ITSELF AND THE OTHER RELEASORS) HEREBY EXPRESSLY WAIVES AND RELEASES ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, RIGHTS, OBLIGATIONS, COSTS, EXPENSES, COVENANTS, REPRESENTATIONS, WARRANTIES, INDEMNITIES, AGREEMENTS AND DAMAGES, OF EVERY KIND AND NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY (COLLECTIVELY, "CLAIMS"), WHICH ANY OF SUCH RELEASORS EVER HAD, NOW HAVE, OR HEREAFTER CAN, SHALL, OR MAY HAVE AGAINST SELLER FOR, UPON, OR BY REASON OF ANY MATTER, CAUSE, OR THING WHATSOEVER, WHENEVER ARISING OR ACCURING, ARISING OUT OF OR RELATING TO CLAIMS, NOW KNOWN OR HEREAFTER KNOWN, AGAINST SELLER UNDER THE SPECIAL WARRANTY DEED.
(ii)BUYER (ON BEHALF OF ITSELF AND THE OTHER RELEASORS) COVENANTS AND AGREES THAT IT SHALL NOT MAKE OR BRING ANY SUCH CLAIMS UNDER THE SPECIAL WARRANTY DEED AGAINST SELLER, AND FOREVER RELEASES AND DISCHARGES SELLER FROM LIABILITY UNDER ANY SUCH CLAIMS.
Section 9.6.Exculpation; Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, in no event or circumstance shall any member of the Seller Group, other than Seller, have or incur any personal liability of any type or nature whatsoever under this Agreement or under any Transaction Document. Neither Buyer, on the one hand, nor Seller, on the other hand, shall be entitled to recover more than once in respect of any Loss.
ARTICLE X.
MISCELLANEOUS
Section 10.1.Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any attempted assignment in violation of this Section 10.1 shall be void. Subject to the two (2) preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

Section 10.2.No Public Announcements. Each Party hereby covenants and agrees that each Party and their respective Affiliates will not, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of each stock exchange upon which the securities of such Party is listed, make or issue any publicity, press releases or public announcements concerning the Transactions to the media, investment, financial or market analysts or rating agencies, unless the Parties shall have (i) consulted in advance with respect thereto and (ii) considered in good faith any comments of the other Party as to the content of such announcement.
Section 10.3.Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, each Party will bear its own costs and expenses in connection with this Agreement and with respect to the Transactions; provided, however, that Buyer shall be solely responsible for: (i) Buyer’s portion of any Transfer Taxes in accordance with Section 6.4, (ii) all costs and expenses of any R&W Insurance Policy and (iii) all costs and expenses arising from or relating to the transfer of the Real Property and the Facility to the Company.
Section 10.4.Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement.
Section 10.5.Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties. This Agreement, the Confidentiality Agreement, the Ancillary Documents, the Disclosure Schedule and any other documents delivered pursuant hereto and thereto, contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements, whether written or oral, made prior to the date hereof.
Section 10.6.No Third Party Beneficiaries. Except for Section 9.1, Section 9.2, Section 10.15, and Section 10.18 (with respect to the Debt Financing Sources), which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement is solely for the benefit of the Parties and no provision of this Agreement will be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 10.7.Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. The failure of any Party to enforce any condition or part of this Agreement at any time will not be construed as a waiver of that condition or part, nor will it forfeit any rights to future enforcement thereof, nor shall any single or partial exercise of the right to enforce any condition or part of this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.8.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, other than as may be required by applicable Law to enforce the provisions of this Agreement as applied to Real Property.

Section 10.9.Consent to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Ancillary Documents, the agreements delivered in connection herewith or therewith, or the Transactions, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9 in the manner provided for notices in Section 10.13. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
Section 10.10.Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11.Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions (including any Party failing to take such actions as are required of it hereunder in order to effectuate the Closing). Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction, specific performance and other equitable relief.
Section 10.12.Counterparts. The Parties may execute this Agreement in two (2) or more counterparts, and each fully executed counterpart will be deemed an original. This Agreement the Ancillary Documents, and any amendments hereto or thereto, to the extent signed and delivered by electronic transmission in portable document format (.pdf), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No party hereto or to any such contract shall raise the use of electronic transmission in .pdf to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of such means as a defense to the formation of a Contract and each such party forever waives any such defense.
Section 10.13.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or sent by e-mail (notice deemed given on the date delivered, provided confirmation of receipt is obtained), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Seller, to:
Infineon Technologies AG
Am Campeon 1-15
85579 Neubiberg
Germany
Attention: Michael Steinbach
Email: [***]
with copies (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
United States of America
Attention: Eric T. McCrath & Joseph Sulzbach
Email: [***] & [***]
If to Buyer, to:
Sky Water Technology, Inc.
2401 East 86th Street
Bloomington, MN 55425
United States of America

Attention: General Counsel
Email: [***]
with copies (which shall not constitute notice) to:
Foley & Lardner LLP
777 East Wisconsin Avenue, Suite 3900
Milwaukee, WI 53202
United States of America
Attention: John K. Wilson; Mark T. Plichta
Email: [***]; [***]
provided, however, that if any Party will have designated a different address by notice to the others, then to the last address so designated.
Section 10.14.Construction. Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party are not to be employed in the interpretation of this Agreement. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;
(d)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)references to a Person are also to its successors and permitted assigns;
(h)the use of “or” is not intended to be exclusive unless expressly indicated otherwise; provided, that the use of “or” preceded by the word “either” is intended to be exclusive;

(i)reference to “day” or “days” are to calendar days;
(j)except as otherwise expressly provided herein all references to “$” or “Dollars” refer to the lawful money of the United States of America;
(k)any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;
(l)“made available” with reference to any document provided by Seller hereunder means made available to Buyer or its representatives in the electronic data room established by Seller in connection with the Transactions or otherwise e-mailed directly to Buyer or its representatives;
(m)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if such period is calculated in Business Days and the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and
(n)any reference to a given Law is a reference to that Law and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified, supplemented or restated as of the date on which the reference is made.
Section 10.15.Attorney-Client Privilege. Buyer waives and will not assert, and agrees to cause its Affiliates (including, following the Closing, the Company) to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Morrison & Foerster LLP (any such representation, the “Current Representation”). Buyer waives and will not assert, and agrees to cause its Affiliates (including, following the Closing, the Company) to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Affiliates (including, following the Closing, the Company), including in respect of any claim for indemnification by Buyer or its Affiliates, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller (and not Buyer or its Affiliates or the Company) shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Buyer or its Affiliates (including the Company) shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Buyer or its Affiliates (including the Company) or to internal counsel relating to such engagement, and none of Buyer or its Affiliates (including, following the Closing, the Company) or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates (including, following the Closing, the Company) or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including, following the Closing, the Company) on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer or its Affiliates (including, following the Closing, the Company) may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.
Section 10.16.Performance of Obligations by Affiliates. Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly or by any Affiliate of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Seller will” also means “Seller will cause” the particular action to be performed, and the use of the words “Buyer will” also means “Buyer will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.
Section 10.17.Bulk Sales Waiver. Buyer and its Affiliates acknowledge that neither Seller nor its Affiliates have taken, nor do they intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or any similar law) of any jurisdiction. Buyer and its Affiliates waive compliance by Seller and its Affiliates with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar Law) of any jurisdiction in connection with the Transactions.
Section 10.18.Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and the Seller Group (but excluding, for the avoidance of doubt, the Company after the Closing) and each of their respective directors, officers, employees and equityholders hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources and arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Buyer Credit Agreement, any fee letter, any definitive agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, or any of the agreements (including the Buyer Credit Agreement, any fee letter, any definitive agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 10.13, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, OR ANY OF THE AGREEMENTS (including the Buyer Credit Agreement, any fee letter, any definitive agreement or any other document related thereto) ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that none of the Debt Financing Sources will have any liability to Seller or any member of the Seller Group (but excluding, for the avoidance of doubt, the Company after the Closing) or its or their respective directors, officers, employees or equityholders relating to or arising out of this Agreement, the Debt Financing, or any of the agreements (including the Buyer Credit Agreement, any fee letter, any definitive debt agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.18 (and such provisions shall not be amended in any way materially adverse to any of the Debt Financing Sources without the prior written consent of any Debt Financing Source so adversely affected); provided, that, notwithstanding the foregoing, nothing in this Section 10.18 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or Buyer and its Affiliates under the Buyer Credit Agreement or any Debt Financing Source’s obligations to Buyer or its Affiliates under the Buyer Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first above written.
SPANSION LLC
By:/s/ Alexander Gorski
Name: Alexander Gorski
Title: Executive Vice President

By:/s/ Connie Hovannisian
Name: Connie Hovannisian
Title: Chief Financial Officer
[Signature Page to Membership Interest Purchase Agreement]

SKYWATER TECHNOLOGY, INC.
By:/s/ Thomas J. Sonderman
Name: Thomas J. Sonderman
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]